SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AMTRUST FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

AND

PROXY STATEMENT

MAY 20, 2015

59 Maiden Lane, 43rd Floor

New York, NY 10038

Phone: 212.220.7120

Fax: 212.220.7130

www.amtrustgroup.com

AMTRUST FINANCIAL SERVICES, INC.

59 Maiden Lane, 43rd Floor

New York, New York 10038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2015

March 31, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of AmTrust Financial Services, Inc. (“AmTrust,” “AmTrust Financial,” “the Company,” “our,” “us,” or “we”), which will be held on Wednesday, May 20, 2015, commencing at 10:00 a.m. (Eastern time), at 59 Maiden Lane, 43rd Floor, New York, New York 10038.

At the Annual Meeting, you will be asked to consider and act upon (1) the election of the seven directors named in the attached proxy statement, (2) the approval of the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan, and (3) such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of the matters to be acted upon at the meeting is more fully described in the attached proxy statement.

Record holders of common stock at the close of business on March 25, 2015, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournment or postponement thereof.

We are mailing a copy of our Annual Report to Shareholders, which includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, together with this Notice of Annual Meeting of Shareholders, proxy statement and proxy card to shareholders on or about April 7, 2015. Additional copies may be obtained by writing to AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of AmTrust Financial, I would like to express our appreciation for your continued support.

Sincerely,

Stephen Ungar Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholders Meeting to Be Held on May 20, 2015:

The proxy statement and annual report to security holders are available at

https://www.proxydocs.com/AFSI.

AMTRUST FINANCIAL SERVICES, INC.

i

PROXY STATEMENT

General Information

This proxy statement is furnished to you and other shareholders of AmTrust Financial Services, Inc. (“AmTrust,” “the Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors to be used at our 2015 Annual Meeting of Shareholders, which will be held at 59 Maiden Lane, 43rd Floor, New York, New York 10038, on Wednesday, May 20, 2015, at 10:00 a.m. (Eastern time) and any adjournment or postponement thereof. All shareholders are entitled and encouraged to attend the Annual Meeting in person. This proxy statement, together with the accompanying proxy card, is first being mailed to shareholders on or about April 7, 2015.

All shares of common stock represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the slate of directors described herein and “FOR” approval of the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan, as described in this proxy statement. In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of persons appointed as proxies and named in the proxy. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute, in itself, revocation of a proxy.

We will pay all expenses in connection with this solicitation of proxies and such costs are those normally expended in connection with an annual proxy statement. Proxies will be solicited principally by mail, but directors, officers and certain employees authorized by us may personally solicit proxies by telephone, e-mail or facsimile or in person and will not be receiving any special compensation for taking such actions. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

The Board has fixed the close of business on March 25, 2015 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. Each such shareholder is entitled to one vote per share. As of the record date, there were 82,253,341 shares of common stock outstanding.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, the persons appointed as proxies will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees is based on information furnished by them. In voting by proxy with regard to the approval of the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan, shareholders may vote in favor of or against the proposal or may abstain from voting.

A majority of the outstanding common stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. The seven candidates receiving the greatest number of votes will be elected as our directors. The affirmative vote of the majority of shares cast at the Annual Meeting, represented in person or by proxy, is necessary to approve the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan.

Shareholder abstentions and broker non-votes will be included in the number of shares of common stock present at the Annual Meeting for the purpose of determining the presence of a quorum but will be counted as unvoted for the purposes of determining the approval of any matter submitted to the shareholders for a vote. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will not have voting discretion for shares registered in their own name on Proposal 1, to elect directors, or Proposal 2, the approval of the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors consists of seven members. All directors will be elected at the Annual Meeting, each to serve for a one-year term until the 2016 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Ms. Susan C. Fisch and Messrs. Donald T. DeCarlo, Abraham Gulkowitz, George Karfunkel, Michael Karfunkel, Jay J. Miller, and Barry D. Zyskind for re-election as directors at the Annual Meeting. Proxies cannot be voted for more than seven director nominees.

Each of the director nominees who is standing for re-election to the Board of Directors has consented to serve for a new term, if elected. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

Nominees for Election as Directors

Donald T. DeCarlo, 76, Director since 2006, is an attorney in private practice. Mr. DeCarlo served as the Chairman of the Board of Commissioners of the New York State Insurance Fund from 2011 until October 2012 and served as a Commissioner from 1997 through 2009. From 1996 to 2004, Mr. DeCarlo practiced in the New York offices of Lord, Bissell & Brook, LLP, a law firm, where he was managing partner prior to his departure. He is also a consultant to Fidelity National Indemnity Insurance Company (a Texas insurance company that services flood insurance for the Federal Emergency Management Agency (FEMA)), a director of Jackson National Life Insurance Co. of New York, Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New York and Strathmore Insurance Company, WRM America Indemnity Company Inc. and several of our subsidiaries. He is also a member of National General Holdings Corp.’s Board of Directors. From 1987 to 1997, Mr. DeCarlo held a number of positions with the Travelers Group’s insurance companies, including serving as Senior Vice President and General Counsel of all of the companies from 1994 to 1997. From 1973 to 1986, Mr. DeCarlo was vice president and general counsel of the National Council on Compensation Insurance, a national association that collects, tabulates and provides data used in formulating rates for workers compensation insurance. Mr. DeCarlo has also written three books and numerous articles on workers’ compensation insurance.

Mr. DeCarlo has been selected to serve on the Board of Directors because he is a recognized expert in the workers’ compensation industry. He has extensive experience representing insurance industry clients in corporate, regulatory and commercial matters.

Susan C. Fisch, 70, Director since 2010, has over 30 years of experience in the insurance industry as a reinsurance broker specializing in workers’ compensation. From 2001 to 2009, Ms. Fisch was an executive at Willis Re, Inc., an insurance broker, where she created and directed the Workers’ Compensation Practice Group that was responsible for the creation of new products, placement of workers’ compensation programs, relationship coordination with reinsurers and new client prospecting. In addition, she provided guidance and strategic direction to Willis Re clients and prospects in all aspects of workers’ compensation. From 1992 through 2001, Ms. Fisch was a senior vice president and team leader specializing in workers’ compensation at Benfield Blanch. From 1987 through 1992, she was a reinsurance treaty broker focusing on workers’ compensation at Enan & Company. From 1978 through 1987, she was employed by Thomas A. Greene Company as a facultative broker and, ultimately, as head of the casualty facultative department in the company’s San Francisco office. She began her career with Towers Perrin, an actuarial company, in 1976. Ms. Fisch has been a frequent speaker at workers’ compensation seminars.

Ms. Fisch has been selected to serve on the Board of Directors because of her extensive knowledge of and contacts in the industry, with a specialization in workers’ compensation insurance.

Abraham Gulkowitz, 66, Director since 2006, is a co-founder and partner of Brookville Advisory, an investment fund specializing in credit analysis whose predecessor is Brookville Capital, which was started in 2002 and in late 2006 was sold to Morgan Stanley Alternative Assets. Mr. Gulkowitz worked for Brookville Capital from 2002 until Brookville Advisory became independent in 2011. From 1978 to 2002, Mr. Gulkowitz served in various positions, including as a Senior Managing Director and a member of the partners’ management group, at Bankers Trust/Deutsche Bank, an investment bank. His responsibilities included the analysis of economic and business issues related to leveraged financing transactions as well as mergers and acquisitions, private equity and real estate investments. Mr. Gulkowitz joined Bankers Trust in 1978 from Chase Manhattan Bank where he was a financial market analyst. Prior to that, he was an economics research assistant to Alan Greenspan. Mr. Gulkowitz is also a member of the advisory board of Gryphon Investors Group, a San Francisco-based private equity firm specializing in middle market investment opportunities.

Mr. Gulkowitz has been selected to serve on the Board of Directors because of his diverse and extensive financial and management experience and because he qualifies as our Audit Committee financial expert.

George Karfunkel, 66, Director since 1998, is currently the Chairman of Sabr Group, a consulting company based in New York City. Mr. Karfunkel was a director, the former Senior Vice President and co-owner of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he founded in 1971 with his brother, Michael Karfunkel, and sold in 2008. Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities, which he holds through entities he controls with Michael Karfunkel. The Karfunkels also are co-owners of Worldwide TechServices, LLC, a computer maintenance and services company. Mr. Karfunkel serves as vice chairman of The Upstate Bank, a nationally-chartered community bank, co-chairman of CheckAlt Payment Solutions, a provider of automated and electronic check transaction processing, a director of The Berkshire Bank, an independent bank based in New York, and a director of Eastman Kodak Company, a technology company focused on imaging for business.

Mr. Karfunkel has been selected to serve on the Board of Directors because he is a successful businessman with 40 years of experience in the ownership and management of and investment in the financial services industry, including insurance, banking and real estate. In addition, Mr. Karfunkel, together with Michael Karfunkel and Mr. Zyskind, are our founding shareholders, and, as a group along with Leah Karfunkel (Michael Karfunkel’s spouse), own and control the majority of our issued and outstanding common stock.

Michael Karfunkel, 72, Chairman of the Board of Directors since 1998, is a businessman with significant interests in the financial services industry, including insurance, banking and real estate. He is currently Chairman, President and Chief Executive Officer of National General Holdings Corp. (“NGHC”), an insurance holding company. He has held this position since NGHC was formed in 2009 (see “Certain Relationships and Related Transactions”). Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities, which he holds through entities he controls with his brother, George Karfunkel. The Karfunkels also are co-owners of Worldwide TechServices, LLC, a computer maintenance and services company. Mr. Karfunkel was a director, the former President and co-owner, with George Karfunkel, of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he founded in 1971 with George Karfunkel, and sold in 2008. Mr. Karfunkel is Mr. Zyskind’s father-in-law.

Mr. Karfunkel has been selected to serve on the Board of Directors because he has a 40 year record of developing and managing successful businesses, including the Company, Maiden Holdings, Ltd. and NGHC. His experience includes the management of large investment portfolios, mergers and acquisitions, and corporate finance, all of which are integral to our success. In addition, Mr. Karfunkel, together with George Karfunkel and Mr. Zyskind, are our founding shareholders, and, as a group along with his spouse, Leah Karfunkel, own and control the majority of our issued and outstanding common stock.

Jay J. Miller, 82, Director since 1998, has practiced law specializing in securities matters and corporate transactions for more than 50 years. Mr. Miller served as our Secretary (without compensation) from 1998 to 2005. Mr. Miller also serves as a director of a number of our wholly-owned subsidiaries, and is Chairman of the Board of Gulf USA Corporation, a property and natural resource company. He is also a director of Newport Group Holdings, Inc., a privately-held provider of 401(k) and other retirement plan services, and its affiliated non-depository trust company, Verisight Trust Company. From March 2009 until February 2014, Mr. Miller was a director and member of the Audit Committee of One West Bank, a federally-chartered bank.

Mr. Miller has been selected to serve on the Board of Directors because he is a corporate and securities lawyer with extensive experience representing clients in many industries, including financial services, and has been involved in transactions nationally and internationally. He has served on our Board of Directors, as well as the boards of directors of our significant subsidiaries, since Michael Karfunkel and George Karfunkel acquired the Company in 1998, has valuable historical knowledge of our development, and is a respected advisor to management and the other members of the Board.

Barry D. Zyskind, 43, Director since 1998, has held senior management positions with the Company since 1998 and currently serves as our Chief Executive Officer and President. Mr. Zyskind also serves as an officer and director of many of our wholly-owned subsidiaries. Mr. Zyskind currently serves as non-executive chairman of the board of Maiden Holdings, Ltd., an insurance holding company (see “Certain Relationships and Related Transactions”) and is a member of NGHC’s board of directors. Prior to joining us, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York. Mr. Zyskind is Michael Karfunkel’s son-in-law.

Mr. Zyskind has been selected to serve on the Board of Directors because of his position as our Chief Executive Officer, his role in our profitable growth both before and after we became a public company, his knowledge of the industry and his experience in corporate finance. In addition, Mr. Zyskind, together with Michael Karfunkel and George Karfunkel, are our founding shareholders and, as a group with Leah Karfunkel, own and control a majority of our issued and outstanding common stock.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Board of Directors

Our Certificate of Incorporation provides that our Board shall consist of not less than five directors and not more than thirteen directors, with the exact number to be set by the Board from time to time. Currently, our Board of Directors consists of seven members. Directors elected at the Annual Meeting will each serve for a one-year term until the 2016 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our Board of Directors met on twelve occasions during 2014. Each of our directors attended 75% or more of the aggregate total of the Board meetings and Board committee meetings on which such director served. We encourage and expect all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board on the day of the annual meeting of shareholders. All of our directors were present at the 2014 annual meeting of our shareholders.

Independence of Directors

Our Board of Directors has determined that four of our seven directors, Donald DeCarlo, Susan Fisch, Abraham Gulkowitz and Jay Miller, are independent directors under the NASDAQ Marketplace Rules. The remaining three directors, Barry Zyskind, George Karfunkel and Michael Karfunkel, do not qualify as independent directors.

We are a “controlled company” as defined in Rule 5615(c)(1) of NASDAQ’s listing standards because George Karfunkel, Michael Karfunkel, Leah Karfunkel and Barry Zyskind, directly or indirectly, collectively beneficially own or control approximately 51.8% of our voting power (see “Security Ownership of Certain Beneficial Owners”). Therefore, we are exempt from the requirements of NASDAQ Marketplace Rule 5605 with respect to having:

•	a majority of the members of our Board of Directors be independent;
•	our Compensation and Nominating and Corporate Governance Committees comprised solely of independent directors;
•	the compensation of our executive officers determined by a majority of our independent directors or a Compensation Committee comprised solely of independent directors; and
•

director nominees being selected or recommended for selection by our Board of Directors, either by a majority of our independent directors or by a nominating committee comprised solely of independent directors.

Michael Karfunkel, who is not an independent director, is a member of our Compensation and Nominating and Corporate Governance Committees.

Executive Sessions

As required under NASDAQ’s Marketplace Rule 5605(b)(2), our independent directors have meetings throughout the year at which only they are present.

Board Committees

Our Board has established the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. Our Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 25, 2015 is provided in the following table.

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Executive Committee

Donald DeCarlo	X		X	*	X	*
Susan Fisch	X
Abraham Gulkowitz	X	*
George Karfunkel							X
Michael Karfunkel			X		X		X
Jay Miller			X		X
Barry Zyskind							X	*

*	Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting, internal audit and internal control functions, appoints our independent public accounting firm and approves its services and fees. One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants. Our Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on the Investor Relations section of our website (http://ir.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each member of the Audit Committee meets the independence standards contained in the NASDAQ’s listing standards and that Mr. Gulkowitz and Ms. Fisch meet the independence requirements contained in Rule 10A-3(b)(1) of the Exchange Act. As permitted by Exchange Act Rule 10A-3(b)(1), we rely upon an exemption with respect to Mr. DeCarlo’s independence given his membership on the board of directors of NGHC, one of our affiliates. Mr. DeCarlo otherwise meets the independence requirements of Exchange Act Rule 10A-3(b)(1) for both entities and the Board determined that Mr. DeCarlo’s service on NGHC’s board of directors did not, and would not, materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of Exchange Act Rule 10A-3. In addition, the Board has determined that Mr. Gulkowitz qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and applicable NASDAQ listing standards.

The Audit Committee met fifteen times in 2014. Seven of these meetings took place as described below under “Special Committee.”

Compensation Committee

The Compensation Committee reviews and determines, together with the other directors if directed by the Board of Directors, the compensation of our named executive officers and reviews and approves employment and severance agreements with our named executive officers. The Compensation Committee also administers the grant of equity awards under our 2010 Omnibus Incentive Plan, administers the grant of performance-based compensation pursuant to the Amended and Restated 2007 Executive Performance Plan and establishes and reviews policies relating to the compensation and benefits of our employees and consultants. As permitted by the terms of our 2010 Omnibus Incentive Plan, the Compensation Committee has delegated authority to our Chief Executive Officer to designate individuals (employees who are not officers) who will receive equity awards upon initial hire and the size of such awards, up to a limited number of shares.

Final compensation decisions are made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which is determined solely by the Compensation Committee (with Michael Karfunkel abstaining from any vote related to our Chief Executive Officer’s compensation).

In 2014, the Compensation Committee retained Meridian Compensation Partners, LLC to advise the Committee on trends in executive compensation, management proposals for compensation programs and to assist with the formulation of the annual incentive compensation award pool for our named executive officers. Meridian Compensation Partners, LLC provided no additional services to us in 2014. The Compensation Committee reviewed the independence of Meridian Compensation Partners, LLC and found no conflict of interest existed.

Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on the Investor Relations section of our website (http://ir.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The Compensation Committee met four times in 2014.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates members of the Board of Directors, develops and recommends to the Board of Directors a set of corporate governance principles applicable to it, and oversees the evaluation of the Board of Directors and management.

Our Nominating and Corporate Governance Committee Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on the Investor Relations section of our website (http://ir.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The Nominating and Corporate Governance Committee met two times in 2014.

Special Committee

On January 3, 2014, the Board delegated the responsibility to approve our involvement in the merger between ACP Re, Ltd. (“ACP Re”), a privately-held Bermuda reinsurance holding company formed by the Michael Karfunkel 2005 Grantor Retained Annuity Trust, and Tower International Group, Ltd. (“Tower”) and the transactions we would enter into with ACP and its subsidiaries in connection with that merger to the Audit Committee, given the related party nature of the transactions. The full Audit Committee met seven times during 2014 to discuss these transactions. On May 29, 2014, the Audit Committee established a subcommittee of the Audit Committee, consisting of two independent directors, Mr. Gulkowitz and Ms. Fisch (the “Special Committee”), as the Audit Committee recognized the possibility that NGHC, a related party also involved in the Tower transaction, had an interest in the transaction that could conflict with our interest, and Mr. DeCarlo is a member of the NGHC board. The Special Committee was authorized, among other things, to take any and all actions necessary and advisable in connection with the Tower transaction, including, without limitation, the review, consideration, evaluation, negotiation and effectuation of any possible transaction, and to retain, at our expense, such financial, legal and other advisors as it deemed appropriate. The Special Committee retained its own independent legal counsel and a financial advisor. The Special Committee met nine times during 2014. Working with its legal and financial advisors, the Special Committee participated in a negotiation with ACP Re that culminated, on July 22, 2014, with their recommendation to approve and adopt the transaction documents with ACP Re that are more fully described in “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

Mr. Zyskind, our President, Chief Executive Officer and a director, serves on NGHC’s board of directors. He is not a member of NGHC’s compensation committee. Mr. Michael Karfunkel, who is a member of our Compensation Committee, is the chairman, president and chief executive officer of NGHC. As discussed above under “– Board Committees – Compensation Committee,” the other members of our Compensation Committee are Mr. DeCarlo, who is the chairman of the committee, and Mr. Miller, who served as our Secretary prior to 2005 and received no compensation for his service.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the independence, skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for election. In considering candidates for the Board, the Committee assesses the overall composition of the Board taking into account its representation of skills, backgrounds, diversity and contacts in the insurance industry or other industries relevant to our business. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Committee does, at a minimum, assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and Committee matters. While neither the Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. They consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Committee also assesses the contributions of those directors recommended for re-election and other perceived needs of the Board. In 2015, this process resulted in the Committee’s recommendation to the Board, and the Board’s nomination, of the seven incumbent directors named in this proxy statement and proposed for election by you at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration.

Oversight of Risk Management

We are exposed to a number of risks and undertake an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. Our Chief Risk Officer is directly responsible for our enterprise risk management function and reports to our Chief Financial Officer, and for this purpose, directly to the Audit Committee. The Chief Risk Officer identifies, measures and aggregates key risk exposures within predetermined tolerance levels across the entire organization. Additionally, the Chief Risk Officer develops a process for management to utilize to ensure we optimize capital allocation and have sufficient capital to withstand stressed economic conditions. The Chief Audit Executive provides advice, consulting services on risk and control and promotes the development of a common language, framework and understanding of risk. In fulfilling their risk management responsibilities, the Chief Risk Officer and Chief Audit Executive work closely with members of senior management, including the Chief Operating Officer, Chief Financial Officer, Head of Information Risk Management, Chief Legal Officer, General Counsel, Treasurer, and our Internal Audit department.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of our enterprise risk management function. In that regard, the Chief Risk Officer, Chief Audit Executive and Head of Information Risk Management meet with the Audit Committee several times a year to discuss the risks facing us, highlighting any new risks that may have arisen since they last met. The Audit Committee challenges methods, assumptions and reviews key reporting metrics.

Leadership Structure

We have separate individuals serving in the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full board. This structure is appropriate to our business because it reflects the industry experience, vision and energy brought to the Board of Directors by our founder, Mr. Michael Karfunkel, and the day-to-day management direction under Mr. Zyskind. The Board’s role in risk oversight does not have any effect on the Board’s leadership structure.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of NASDAQ. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website (http://ir.amtrustgroup.com) and is available in print to any shareholder who requests a copy. We will disclose any amendments or waivers to the Code of Business Conduct and Ethics on our website.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at AmTrust Financial Services, Inc., c/o Corporate Secretary, 59 Maiden Lane, 43rd Floor, New York, New York 10038. Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at the same address. The Corporate Secretary delivers all such communications to the addressee(s) set forth in the communication.

COMPENSATION OF DIRECTORS

In 2014, we paid an annual retainer of $80,000 to each of our non-employee directors other than George Karfunkel and Michael Karfunkel. In addition to the annual retainer, each non-employee director other than Messrs. Karfunkel received a fee of $2,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting of the Board of Directors attended via teleconference, and $1,000 for each committee meeting attended. Each non-employee director who chairs a committee also received an annual retainer of $5,000, as well as $1,000 for each meeting of such committee of the Board chaired. We also reimbursed our directors for reasonable expenses they incurred in attending Board of Directors or committee meetings.

Beginning January 1, 2015, we will pay an annual retainer of $100,000 to each of our non-employee directors other than Messrs. Karfunkel, and a per committee retainer of $10,000 to chairpersons of committees. We will no longer pay per Board of Directors or Committee meeting fees to directors. We will continue to reimburse our directors for reasonable expenses incurred in attending Board of Directors and Committee meetings.

In 2014, Mr. Miller and Mr. DeCarlo earned an additional $72,500 and $100,000, respectively, for serving as directors on the boards of our subsidiaries. Ms. Fisch and Mr. Gulkowitz were paid $1,000 per meeting for service on the Special Committee.

In addition to the cash compensation described above, in 2014, the Compensation Committee, upon recommendation by the Nominating and Corporate Governance Committee, determined that each of the non-employee directors other than George Karfunkel and Michael Karfunkel would receive a grant of 3,000 restricted stock units that vest over a three-year period. Beginning January 1, 2015, we will make an annual grant of restricted stock units valued at $30,000, with a one-year vesting period, to each non-employee director. We also grant an option to purchase 12,500 shares of our common stock to new directors upon their election to the Board. Each such option will fully vest one year after the date of grant and have an exercise price equal to the fair market value as of the date of the grant and will expire ten years from the date of the grant. George Karfunkel, Michael Karfunkel and Barry Zyskind do not receive any compensation for serving on our Board of Directors.

The following table sets forth compensation earned by the non-employee members of our Board of Directors during the fiscal year ended December 31, 2014:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Donald DeCarlo	$234,000	$114,480	$—	$348,480
Susan Fisch	120,000	114,480	—	234,480
Abraham Gulkowitz	132,000	114,480	—	246,480
George Karfunkel	—	—	—	—
Michael Karfunkel	—	—	—	—
Jay Miller	175,500	114,480	1,978	291,958

(1)	The amounts in this column reflect retainer fees, Board meeting fees and committee fees earned in 2014 for service on our Board of Directors and its committees and, with respect to Mr. DeCarlo and Mr. Miller, for service on the boards of directors of several of our subsidiaries, and with respect to Ms. Fisch and Mr. Gulkowitz, service on the Special Committee.

(2)

The dollar amounts represent the aggregate grant date fair value of awards of restricted stock units computed in accordance with FASB ASC Topic 718 as discussed in Note 16 to our consolidated financial statements for the year ended December 31, 2014. The grant date fair value of these awards is equal to the closing price of our common stock on the date of grant ($38.16) multiplied by the number of restricted stock units awarded to each director. At December 31, 2014, each of Messrs. DeCarlo, Gulkowitz and Miller and Ms. Fisch had 6,410 unvested restricted stock units. Unvested restricted stock units are forfeited upon termination of the director’s service; however, if the director’s termination of service is due to (i) retirement on or after his or her sixty-fifth birthday or, with our consent, on or after his or her fifty-fifth birthday; (ii) disability; or (iii) death, the restricted stock units become fully vested upon such termination of service. In addition, at December 31, 2014, the aggregate number of fully vested and exercisable option awards outstanding for each director was: Ms. Fisch – 22,688 shares; Mr. Gulkowitz —52,940 shares; and Mr. Miller —158,815 shares.

(3)	We paid for Mr. Miller’s spouse’s COBRA coverage from January through May 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by each person or group known by us to own more than 5% of our common stock. Ownership percentages in this table and the following table are based on 82,253,341 shares of common stock outstanding as of March 25, 2015. All of the greater than 5% owners or members of the group owning greater than 5% of our common stock have sole voting and investment power over the shares of common stock listed, except as otherwise provided below.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Barry D. Zyskind 59 Maiden Lane, 43rd Floor New York, New York 10038	15,058,164(1)	18.3%
George Karfunkel 59 Maiden Lane, 43rd Floor New York, New York 10038	16,419,204(2)	20.0%
Michael Karfunkel 59 Maiden Lane, 43rd Floor New York, New York 10038	1,096,412	1.3%
Leah Karfunkel 59 Maiden Lane, 43rd Floor New York, New York 10038	10,029,637(3)	12.2%

(1)	Mr. Zyskind holds 129,638 of these shares of common stock as a custodian for his children under the Uniform Transfers to Minors Act and 391,617 of these shares of common stock in a family trust for which he has sole investment control. The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 7,337,555 of these shares of common stock.
(2)	Mr. George Karfunkel holds 440,000 of these shares of common stock in a family trust for which he has sole voting and investment control. The Chesed Foundation of America, a charitable foundation controlled by Mr. George Karfunkel, owns 6,107,918 of these shares of common stock.
(3)	These shares of common stock are held in The Michael Karfunkel 2005 Grantor Retained Annuity Trust, of which Mrs. Karfunkel is the sole trustee. ACP Re, Ltd., an asset of the Trust that is 100% owned by ACP Re Holdings, LLC, holds 6,050,000 of these shares. ACP Re Holdings, LLC is owned 99.9% by The Michael Karfunkel 2005 Grantor Retained Annuity Trust.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock by each director, each person named in the Summary Compensation Table under “Executive Compensation,” and of all our directors and executive officers as a group as of March 25, 2015. For purposes of the table below, derivative securities that are currently exercisable or exercisable within 60 days of March 25, 2015 into common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. All of the directors and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class
Donald T. DeCarlo	63,782	(1)	*
Susan C. Fisch	32,543	(1)	*
Abraham Gulkowitz	59,770	(1)	*
George Karfunkel	16,419,204	(2)	20.0%
Michael Karfunkel	1,096,412		1.3%
Jay J. Miller	180,770	(1)	*
Barry Zyskind	15,058,164	(3)	18.3%
Ronald E. Pipoly, Jr.	291,914	(1)	*
Max G. Caviet	241,660	(1)	*
Michael J. Saxon	292,341	(1)	*
Christopher M. Longo	347,044	(1)	*
All executive officers and directors as a group (15 persons)	34,349,637	(1)	41.6%

*	Less than one percent.
(1)	Includes shares the individuals have the right to acquire upon the exercise of options or the vesting of restricted stock units within 60 days of March 25, 2015: Ms. Fisch – 22,688 shares; Mr. Gulkowitz – 52,940 shares; Mr. Miller – 158,815 shares; Mr. Caviet – 31 shares; Mr. Longo – 88,943 shares; all executive officers and directors as a group – 417,623 shares.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. George Karfunkel, owns 6,107,918 of these shares of common stock.
(3)	Mr. Zyskind holds 129,638 of these shares of common stock as a custodian for his children under the Uniform Transfers to Minors Act and 391,617 of these shares of common stock in a family trust for which he has sole investment control. The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 7,337,555 of these shares of common stock. 500,000 of the shares of common stock owned by Mr. Zyskind directly are pledged as collateral in a margin account.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of ownership and changes of ownership of our common stock and derivative securities with the SEC. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required, during fiscal year 2014, all Section 16(a) filing requirements applicable to our directors and executive officers and greater than 10% shareholders were timely met.

INFORMATION REGARDING INDEPENDENT PUBLIC ACCOUNTANTS

Audit and Non-Audit Fees

Our Audit Committee approves the fees and other significant compensation to be paid to our independent auditors for the purpose of preparing or issuing an audit report or related work. Our Audit Committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our Audit Committee reviewed and discussed with BDO USA, LLP, our independent public accounting firm, the following fees for services rendered for the 2014 and 2013 fiscal years and considered the compatibility of non-audit services with BDO USA, LLP’s independence. The following table presents the aggregate fees billed or expected to be billed for professional services rendered to us by BDO USA, LLP, our principal auditors, and BDO International affiliate firms, for 2014 and 2013. Other than as set forth below, no professional services were rendered or fees billed by BDO USA, LLP or its international affiliates during 2014 and 2013.

BDO USA, LLP	2014	2013
Audit Fees (1)	$4,968,626	$4,464,914
Audit-Related Fees(2)	715,497	223,021
Tax Fees (3)	69,072	360,586
All Other Fees	—	—

Total	$5,753,195	$5,048,521

(1)	Audit fees relate to professional services rendered for: (i) the integrated audit of our annual financial statements and internal controls over financial reporting and (ii) the reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q.
(2)	Audit-related fees relate to: (i) the audits of service organization internal controls, (ii) services performed in connection with filings of registration statements and comfort letters, and (iii) SEC related correspondence.
(3)	Tax fees relate to professional services rendered for: (i) tax compliance services, (ii) corporate due diligence and (iii) tax advice.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Exchange Act. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. In addition, from time to time, we may want the independent auditors to perform additional permitted services that the Audit Committee must pre-approve before the independent auditors can proceed with providing such services. In doing this, the Audit Committee has established a procedure whereby a BDO partner, in conjunction with our Treasurer/Senior Vice President of Finance, will contact the Audit Committee Chairperson and obtain pre-approval (verbally and via email) for such services, to be followed (where appropriate) by a written engagement letter confirming such arrangements, signed by both our Chief Executive Officer and Audit Committee Chairperson. In addition, all audit and permissible non-audit services in excess of 5% over the pre-approved cost level must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal and regulatory requirements. The Audit Committee oversees the appointment, engagement, compensation, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing our independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services (including the fees and terms thereof) that may be performed by our independent auditors, reviewing with management and our independent auditors the adequacy of our internal financial and disclosure controls, reviewing our critical accounting policies and the application of accounting principles, and ensuring the rotation of partners of our independent auditors on our audit engagement team as required by law. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC and NASDAQ for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets the NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Gulkowitz is an “Audit Committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and also meets the NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, which can be found on the Investor Relations section of our website (http://ir.amtrustgroup.com).

We have reviewed and discussed the audited financial statements with management and with our independent auditors. We met with our independent auditors to discuss results of their examinations, their evaluation of our internal controls, and the overall quality of our financial reporting.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Accounting Oversight Board (the “PCAOB”). In addition, we received the written disclosures and the letter from the independent auditors pursuant to applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and have discussed with the independent auditors their independence, including a review of both audit and non-audit fees.

Based upon the review and discussions described in the preceding paragraph, we recommended to our Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

February 24, 2015	Abraham Gulkowitz (Chairman) Donald T. DeCarlo Susan C. Fisch

PROPOSAL 2: APPROVAL OF THE AMENDED AND RESTATED

AMTRUST FINANCIAL SERVICES, INC. 2007 EXECUTIVE PERFORMANCE PLAN

Introduction

We are requesting that our shareholders approve the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan (the “Executive Performance Plan”). The Executive Performance Plan is a cash incentive plan that was adopted to help us increase shareholder value and the success of the Company by motivating participating key executives to perform to the best of their abilities and to achieve our objectives by providing for incentive awards intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code (the “Section 162(m)”).

Shareholders are asked to approve the Executive Performance Plan in order to allow us to continue to provide award opportunities under the Executive Performance Plan that are intended to be exempt from Section 162(m). Section 162(m) provides that we will be denied a federal income tax deduction for compensation paid to our Chief Executive Officer or any of the three other most highly compensated named executive officers (other than the Chief Financial Officer), to the extent that any of those persons receives more than $1 million of compensation from us in any one year. However, compensation that qualifies as “performance-based” under Section 162(m) is exempt from the $1 million limitation. In order to qualify as “performance-based” compensation, among other conditions, our shareholders must re-approve the material terms of the performance goals every five years, including the employees eligible to receive compensation under the plan, the list of performance objectives upon which performance goals may be based, and the maximum amount of compensation that could be paid to any employee under the plan. The material terms of the performance goals under the Executive Performance Plan were last approved by our shareholders at our 2010 Annual Meeting.

On February 24, 2015, the Compensation Committee amended the Executive Performance Plan (i) to provide for a consistent maximum incentive payment amount for all participants, and (ii) to provide greater flexibility to the Compensation Committee (a) to select from additional performance objectives for incentive award opportunities, (b) to exercise negative discretion to reduce incentive awards otherwise earned, and (c) to further amend the Executive Performance Plan. The Executive Performance Plan was also amended to add a provision for forfeiture and recoupment of incentives pursuant to any applicable compensation recovery policy we may adopt, as well as to make other minor, technical amendments.

The Compensation Committee believes that approval of the Executive Performance Plan is in our best interests and the best interests of our shareholders, as it is intended to allow us to achieve significant tax benefits.

Summary of the Plan

The following summary of the Executive Performance Plan does not contain all of the terms and conditions of the Executive Performance Plan and is qualified in its entirety by reference to the Executive Performance Plan, which is attached to this Proxy Statement as Appendix A.

Eligibility. The Compensation Committee, in its discretion, selects the participants in the Executive Performance Plan from the executive officers and other key employees of the Company (and its affiliates). Currently, approximately ten employees are eligible to participate in the Executive Performance Plan.

Administration. The Executive Performance Plan is administered by the Compensation Committee (or a subcommittee thereof) consisting of not less than two members of our Board of Directors, each of whom is an “outside director” within the meaning of Section 162(m). Among other things, the Compensation Committee has the power to determine (i) which eligible employees will be participants, (ii) the performance objectives with respect to any awards made thereunder, (iii) subject to the limitations set forth in the Executive Performance Plan, the terms and conditions of all awards made thereunder, and (iv) subject to the maximum limits set forth in the Executive Performance Plan, the amount of compensation that may be payable to any participant upon the attainment of the applicable performance objectives.

Target Awards and Performance Objectives. For each fiscal year (or such other performance period as determined by the Compensation Committee in its discretion), the Compensation Committee will assign each participant a target award and performance objectives that must be achieved prior to an award actually being paid to the participant. The Compensation Committee may also specify a minimum acceptable level of achievement relative to the performance objectives, as well as one or more additional higher levels of achievement, and a formula to determine the percentage of the award earned by the participant upon the attainment of each level of achievement. The participant’s target award is expressed as either a cash amount, a percentage of the participant’s salary, or another fixed or determinable amount subject to the limitations set forth in the Executive Performance Plan. The performance objectives may be based on one or more of the following objectively measured financial and operational criteria as determined by the Compensation Committee:

•	Earnings per share
•	Operating earnings per common share (either basic or diluted)
•	Gross income
•	Gross or net revenue
•	Premiums collected and new annualized premium
•	Premium growth
•	Pre-tax profits
•	Expenses
•

Earnings or net income measures, including earnings from operations, earnings before interest and/or taxes, and or deprecation, statutory earnings before realized gains or losses, or net income available to common shareholders

•	After tax net income
•	Operating income
•	Investment income
•	Combined ratio, loss ratio or other financial ratios
•	Operating margin or profit margin
•	Book value
•	Operations and maintenance expenses
•	Capital expenditures
•	Revenue
•	Return on equity, tangible equity, investment capital or assets
•	Internal rate of return
•	Cash flow
•	Economic value created
•	Stock price or total stockholder return
•	Customer satisfaction, customer complaint count
•

Strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), employee satisfaction management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The performance objectives selected by the Compensation Committee for each performance period will be established within 90 days after the commencement of each performance period (or by such earlier time as may be required by Section 162(m)). The performance objectives may, as the Compensation Committee, in its sole discretion, deems appropriate: (i) be measured with respect to the performance of the Company and/or one or more of our subsidiaries, affiliates, divisions, departments, units, joint ventures, partnerships or minority investments, product lines or products; (ii) be based on the performance of an individual participant; (iii) be compared to the performance of a group of comparable companies or a published or special index; (iv) be compared to or relate to one or more other performance objectives; or (v) be determined by any combination of the foregoing.

Payment of Awards; Individual Award Limit. After the performance period ends, the Compensation Committee shall determine and certify in writing the extent to which the pre-established Performance Objectives were actually achieved or exceeded. At its discretion, unless a participant’s employment agreement provides otherwise, the Compensation Committee may reduce, but not increase, a participant’s earned incentive, including a reduction to zero. Incentive awards earned under the Executive Performance Plan, as determined by the Compensation Committee, will be paid in cash within two and one-half months after the end of the applicable performance period. The maximum incentive payable under the Executive Performance Plan to any one participant for any one performance period will not exceed $6 million.

Termination of Employment. If a participant’s employment terminates as a result of death or disability prior to the last day of a performance period, the participant will receive a pro-rated incentive, determined based upon actual achievement of the applicable performance objectives. If a participant’s employment terminates for any other reason during a performance period, then no incentive shall be payable to the participant for such performance period, provided, that at its discretion, the Compensation Committee may determine to pay such participant up to a pro-rata incentive, based upon actual achievement of the applicable performance objectives.

Forfeiture and Recoupment. Each award granted to a participant under the Executive Performance Plan will be subject to forfeiture or recoupment pursuant to the terms of any applicable compensation recovery policy we may adopt and as in effect from time to time.

Amendment and Termination. The Board or the Compensation Committee may amend, suspend, discontinue or terminate the Executive Performance Plan at any time; provided, however, that no such amendment shall be effective without shareholder approval, to the extent required to qualify amounts payable under the Executive Performance Plan as performance-based compensation under Section 162(m).

Federal Income Tax Treatment. Payments made under the Executive Performance Plan will be taxable to the recipients thereof when paid and subject to applicable tax withholding. As described above, we generally intend that payments under the Executive Performance Plan will qualify as deductible performance-based compensation for purposes of Section 162(m).

Plan Benefits

Future benefits to be received by a person or group under the Executive Performance Plan are not determinable at this time and will depend on individual and company performance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED AMTRUST FINANCIAL SERVICES, INC. 2007 EXECUTIVE PERFORMANCE PLAN.

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Barry D. Zyskind	43	President, Chief Executive Officer and Director
Ronald E. Pipoly, Jr.	48	Executive Vice President and Chief Financial Officer
Max G. Caviet	62	President of AmTrust International Insurance, Ltd. (AIIL); Chief Executive Officer of AmTrust Europe Limited. (AEL)
Michael J. Saxon	56	Executive Vice President and Chief Operating Officer
Christopher M. Longo	41	Executive Vice President and Chief Information Officer
David H. Saks	48	Executive Vice President and Chief Legal Officer
Adam Karkowsky	40	Senior Vice President — Strategic Development and Mergers & Acquisitions
Harry C. Schlachter	58	Senior Vice President and Treasurer
Stephen B. Ungar	52	Senior Vice President, Secretary and General Counsel

Set forth below are descriptions of the backgrounds of each or our executive officers, other than Barry D. Zyskind, whose background is described above under “Proposal 1 — Election of Directors.”

Ronald E. Pipoly, Jr. joined the Company in 2001 and has been Chief Financial Officer since 2005. From 1993 to 2001, Mr. Pipoly served as Financial Analyst, Assistant Controller, and ultimately Controller at PRS Group, Inc., a property and casualty insurance holding company in Beachwood, Ohio. Mr. Pipoly began his career at Coopers and Lybrand, an accounting firm, where he worked from 1988 through 1993.

Max G. Caviet joined the Company in January 2003 and has been President of AIIL since 2003 and Chief Executive Officer of AEL since 2010. Mr. Caviet also serves as an officer and director of several of our subsidiaries. From 1994 to 2003, Mr. Caviet was Engineering and Underwriting Manager with Trenwick International Limited. From 1990 to 1994, Mr. Caviet was with Crowe Underwriting Agency Ltd. as its Engineering and Extended Warranty Underwriter. In 1982, Mr. Caviet joined CIGNA Insurance Company of North America (UK) Ltd. as a Senior Underwriter for Special Risks and was promoted to Engineering and Underwriting Manager. Between 1972 and 1982, Mr. Caviet was an underwriter and team leader, specializing in engineering risks, at British Engine Insurance Company.

Michael J. Saxon joined the Company in 2001 and has been Chief Operating Officer since 2005. Prior to joining the Company, he was Chief Claims Officer for Credit General Insurance Company, a property and casualty insurer. In 1984, Mr. Saxon began his career at Liberty Mutual, an insurance company. Thereafter, Mr. Saxon joined Progressive Insurance Company, where he held successively more responsible management positions in the Claims Department over an eight-year period.

Christopher M. Longo joined the Company in 2001 and has been Chief Information Officer since 2006. Previous to his employment with the Company, Mr. Longo performed a number of functions with Credit General Insurance Company including as a commercial lines underwriter, actuarial analyst and regulatory compliance officer.

David H. Saks, Chief Legal Officer, joined the Company in May 2009. From April 1999 to May 2009, Mr. Saks held a number of positions at American International Group, Inc., an insurance company. His responsibilities included overseeing the legal aspects of all of AIG’s domestic and international mergers and acquisitions, joint ventures and strategic investments. In addition, Mr. Saks was responsible for overseeing the legal aspects of AIG’s operations and systems, e-commerce, sourcing and real estate leasing. Mr. Saks began his career at Simpson Thacher & Bartlett, where he worked from December 1994 through March 1999.

Adam Karkowsky, Senior Vice President — Strategic Development and Mergers & Acquisitions, joined the Company in March 2011. Mr. Karkowsky also serves as an officer and director of several of our subsidiaries. From June 2009 to March 2011, Mr. Karkowsky was a mergers and acquisitions, insurance and business development consultant. From October 2005 to June 2009, Mr. Karkowsky served as President and Portfolio Manager for Hudson Equity Partners, a venture capital firm, and Chief Executive Officer of UPRS Group, LLC, an asset recovery company.

Harry C. Schlachter joined the Company in 2001 and has been Senior Vice President of Finance and Treasurer since 2007. In addition to his position as our Senior Vice President of Finance and Treasurer, Mr. Schlachter also serves as an officer and director of many of our subsidiaries. Mr. Schlachter began his career as Controller at Capri Optics Inc., and between 1982 and 1986 served as Tax Department Manager for Main Hurdman. From 1986 to 2000, he was at Saul N. Friedman & Co. where he held the position of Tax Partner. Mr. Schlachter is a Certified Public Accountant.

Stephen B. Ungar joined the Company in 2001 and has been Secretary since 2005 and General Counsel since 2001. Mr. Ungar also serves as an officer and director of many of our subsidiaries. From 1990 to 2001, Mr. Ungar served as Special Counsel and Managing Attorney with the State of New York Insurance Department Liquidation Bureau. Between 1987 to 1990, Mr.  Ungar was an associate at Hendler and Murray and Kroll and Tract in New York.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

March 26, 2015	Donald T. DeCarlo (Chairman) Michael Karfunkel Jay J. Miller

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our named executive officers during the last completed fiscal year. In 2014, our named executive officers were Barry D. Zyskind (President and Chief Executive Officer), Ronald E. Pipoly, Jr. (Executive Vice President, Chief Financial Officer), Max G. Caviet (President of AIIL and CEO of AEL), Michael J. Saxon (Executive Vice President, Chief Operating Officer) and Christopher M. Longo (Executive Vice President, Chief Information Officer).

Overview

The objectives of our executive compensation policy are to retain the executives who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our executives to increase our overall profitability and shareholder value. To achieve these goals, we offer each executive an overall compensation package, which is competitive and retentive, and that delivers a meaningful portion of total compensation tied to the achievement of specific performance objectives.

Our overall strategy is to compensate our named executive officers with a mix of cash compensation, in the form of base salary and annual incentives, and equity compensation, in the form of performance shares, restricted stock or restricted stock units.

Our policy for setting compensation levels has focused on compensating our named executive officers at levels we believe are, based on our independent competitive market research, competitive for executives at companies of similar size and development operating primarily in the insurance industry, and taking into account company performance. Compensation decisions have been made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which is determined solely by the Compensation Committee (with Michael Karfunkel abstaining from any vote related to our Chief Executive Officer’s compensation). In 2014, the Compensation Committee hired Meridian Compensation Partners, LLC as its compensation consultant to assist with the formulation of the annual incentive compensation award program for our named executive officers, as discussed below under “2014 Annual Cash Incentive Award to CEO.” Meridian Compensation Partners, LLC consulted on award architecture, structuring alternatives, performance criteria, tax consequences and disclosure items contained in this proxy statement.

We believe that the compensation levels for our named executive officers are competitive and do not encourage them to take unnecessary or excessive risks. We expect that as we continue to progress, our compensation policies will evolve to reflect our achievements and to remain competitive and to take into account governance best practices.

Executive Compensation

Our executive compensation program includes the following elements:

Base Salary

We aim to provide each of our named executive officers with an annual salary at a level consistent with individual experience, skill and contribution to our business. When setting base salary, we consider the totality of the circumstances with respect to each individual as well as market data; however, we do not set base salaries to arrive at a targeted percentile based on peer group pay data. We believe our financial performance reflects the loyalty and commitment of our named executive officers, who all have been with us at least ten years and who joined us at lower, and what we believe was below market, compensation levels that reflected our small size at that time. These key members of our management team are essential to our organization and their salary levels reflect our determination of the appropriate compensation necessary to retain each of them.

Pursuant to the terms of their respective employment agreements, the salaries of the named executive officers are reviewed on an annual basis. The Compensation Committee sets our Chief Executive Officer’s base salary, which reflects his primary role in the growth of the Company. The Compensation Committee also sets base salaries of each of the other named executive officers primarily based on our Chief Executive Officer’s recommendations and his assessment of the named executive officer’s individual performance. The assessment includes a consideration of the degree to which each named executive officer contributed to our overall profitability, and the operational performance of the segments or part of the business for which the named executive officer has responsibility. In addition, our Chief Executive Officer’s recommendation on each named executive officer’s base salary includes consideration of compensation data gathered from his discussions with newly hired senior managers and his knowledge of our industry.

Effective March 1, 2015, Mr. Pipoly received a salary increase of $100,000 (a 16.7% increase) and Mr. Longo received a salary increase of $50,000 (an 8.3% increase). The Compensation Committee recognized Mr. Pipoly’s and Mr. Longo’s increased scope of responsibilities given the Company’s growth, Mr. Pipoly’s contributions to our investor relations function and Mr. Longo’s leadership role in the system integrations as a result of acquisitions in 2014. Mr. Zyskind’s salary has not changed since 2010, and Messrs. Caviet and Saxon’s salaries were last increased in 2013.

Annual Profit Bonus

We believe that bonuses should be dependent on and tied to our financial performance, and should be paid only when we have met pre-determined performance criteria. Our annual profit bonus program is designed to reward each named executive officer for his contributions to our profitability for the fiscal year. The employment agreements for our named executive officers specify the annual bonus targets for each executive, except for Mr. Pipoly. For a further discussion of the annual bonus targets contained in each named executive officer’s employment agreement, see “Executive Compensation – Employment Agreements” elsewhere in this proxy statement.

Annual profit bonuses paid to each named executive officer, other than Mr. Pipoly, are equal to a pre-determined percentage of profits and subject to an annual cap that is based on a multiple of the officer’s base salary, as set forth in their respective employment agreements. The Compensation Committee selected the performance metrics in each named executive officer’s employment agreement that they believed were most closely aligned to shareholder value creation. The annual profit bonuses for Messrs. Zyskind, Caviet, Saxon and Longo are subject to the Company meeting certain percentage increases over profit thresholds. Mr. Pipoly’s bonus is determined in a different manner (as described below) because we do not believe it would be appropriate for the Chief Financial Officer’s bonus to be directly based on our financial results. Each named executive officer is also eligible to receive a discretionary bonus, as determined by our Compensation Committee. The bonus payable to our named executive officers, other than Mr. Zyskind, can be paid in cash or stock options, restricted stock, restricted stock units or other form of equity, as determined by our Compensation Committee in its sole discretion, provided that no less than one-third of the bonus will be payable in equity. Given Mr. Zyskind’s current equity ownership of nearly 20% of the Company, his annual profit bonus is payable only in cash. However, he is eligible to receive special bonuses at the discretion of the Compensation Committee that could be payable in cash or equity.

Mr. Zyskind’s 2014 Annual Profit Bonus.    Mr. Zyskind’s employment agreement provides an annual profit bonus equal to two percent of our pre-tax profits for the fiscal year, provided that our pretax profit equals or exceeds $75 million, subject to an annual cap of four times his base salary. Profit is defined in Mr. Zyskind’s employment agreement as our revenues less expenses, determined in accordance with generally accepted accounting principles on a consistent basis. Our pre-tax profits (“Net income attributable to AmTrust Financial Services, Inc.” before “provision for income taxes” in our financial statements) for fiscal year 2014 were $500.7 million, which would have yielded an annual profit bonus to Mr. Zyskind of approximately $10.0 million (the product of 2% and pre-tax profits for fiscal year 2014). For fiscal year 2014, Mr. Zyskind’s annual base salary was $975,000. Therefore, his 2014 annual profit bonus was capped at $3,900,000.

Mr. Caviet’s 2014 Annual Profit Bonus.    Mr. Caviet’s annual profit bonus is equal to ten percent of our pre-tax net operating income arising from specialty risk and extended warranty business written by us and our affiliates under the direct or indirect supervision of Mr. Caviet, exclusive of extraordinary items and investment income or loss (referred to as “subject profits”). Mr. Caviet will receive an annual profit bonus as long as the subject profits are no less than 75% of the greater of the subject profits in the preceding calendar year or the base line subject profit from calendar year 2008. Mr. Caviet’s annual profit bonus may not exceed the profit bonus cap, which is an amount equal to (x) three times Mr. Caviet’s then current base salary if the subject profits are more than 110% of the profit target; (y) two times Mr. Caviet’s then current base salary if the subject profits are 110% or less, but greater than 100% of the profit target; and (z) Mr. Caviet’s then current base salary if the subject profits are 100% or less, but equal to or greater than 75% of the profit target.

For fiscal year 2014, the Compensation Committee set Mr. Caviet’s subject profit target at $39.1 million (subject profits in fiscal year 2013). Our subject profits for fiscal year 2014 were $54.0 million, which would have yielded an annual profit bonus to Mr. Caviet of $5.4 million (the product of 10% and subject profit for fiscal year 2014). Mr. Caviet’s annual profit bonus cap was equal to three times his annual salary, or $2,570,205 (converted from British pounds to U.S. dollars at an exchange rate of $1.5577 to £1.00). Pursuant to the terms of his employment agreement, Mr. Caviet received two-thirds of his annual profit bonus in cash and one-third in restricted stock units that vest over a four-year period.

Mr. Saxon’s and Mr. Longo’s Annual Profit Bonuses.    The employment agreements for Mr. Saxon and Mr. Longo provide that their respective annual profit bonuses will be equal to one percent of our profits for the fiscal year, as long as the profit is no less than 75% of the greater of our profit for the preceding calendar year or the base line profit for the year ended December 31, 2009. The profit bonus may not exceed the profit bonus cap, which is an amount equal to (x) three times the executive’s then current base salary if the “subject profits” are more than 110% of the profit target; (y) two times the executive’s then current base salary if the “subject profits” are 110% or less, but greater than 100% of the profit target; and (z) the executive’s then current base salary if the “subject profits” are 100% or less, but equal to or greater than 75% of the profit target. Subject profit is defined in Mr. Saxon’s and Mr. Longo’s employment agreements as our after tax net income, excluding investment gains and losses and extraordinary and non-recurring income.

For fiscal year 2014, the Compensation Committee set Mr. Saxon’s and Mr. Longo’s profit target at $229.6 million (profit in fiscal year 2013). Our profits for fiscal year 2014 were $420.6 million, which would have yielded an annual profit bonus of $4.2 million (the product of 1% and profits for fiscal year 2014). Mr. Saxon’s annual profit bonus cap was equal to three times his annual salary, or $2,100,000. Mr. Longo’s annual profit bonus cap was equal to three times his annual salary, or $1,800,000. Pursuant to the terms of their respective employment agreements, each of Mr. Saxon and Mr. Longo received two-thirds of their annual profit bonuses in cash and one-third in restricted stock units that vest over a four-year period.

Mr. Pipoly’s Annual Profit Bonus.    Mr. Pipoly’s employment agreement provides that his annual bonus will be equal to an amount comparable to our other senior executives, subject to a cap of three times his annual salary. In addition to the annual incentive bonus, under the terms of his employment agreement, Mr. Pipoly is also eligible for a discretionary bonus, as determined each fiscal year by the Compensation Committee. For fiscal year 2014, Mr. Pipoly’s bonus was $2,100,000, reflecting an annual bonus capped at three times his annual salary ($1,800,000) and, upon recommendation from our Chief Executive Officer, a discretionary bonus of $300,000. This bonus was comparable to the bonus we paid to Mr. Saxon and reflected Mr. Pipoly’s contribution to our growth, organically and through acquisitions, as well as the resulting increase in the scope of his responsibilities and his contribution to our investor relations responsibilities. Pursuant to the terms of his employment agreement, Mr. Pipoly received two-thirds of his annual incentive and discretionary bonuses in cash and one-third in restricted stock units that vest over a four-year period.

2014 Equity Award to CEO

In February 2014, the Compensation Committee approved a discretionary award to Mr. Zyskind of 250,000 restricted stock units (with a value at grant of approximately $9.5 million) pursuant to the 2010 Omnibus Incentive Plan, as amended. The award was in recognition of our successful completion of significant domestic and foreign acquisitions in 2012 and 2013 that were not contemplated at the time of Mr. Zyskind’s 2012 performance share award. As a result of our acquisitions, we had significantly increased in size and complexity, nearly doubling our gross written premium from approximately $2.2 billion in 2011 to $4.1 billion in 2013, nearly doubling the number of employees, adding locations throughout the world, and becoming subject to additional regulatory regimes. Mr. Zyskind’s responsibilities have increased accordingly. The fair value of each restricted stock unit is equal to the closing market price of our common stock on March 5, 2014, which was the grant date for this award. The restricted stock units are subject to a four-year vesting schedule, vesting 25% on the first, second, third and fourth anniversaries of the grant date. Unvested restricted stock units have no voting rights and are not entitled to receive dividends.

2014 Annual Cash Incentive Award to CEO

In March 2014, our Compensation Committee funded an incentive compensation award pool for our named executive officers other than our Chief Financial Officer, consisting of the following three components: 2.0% of pre-tax profit for annual incentive payouts, 4.0% of pre-tax profit for share-based incentive payouts and 2.0% of pre-tax profit for cash-based incentive payouts (the “2014 Incentive Pool Amount”). Pre-tax profit is “Net income attributable to AmTrust Financial Services, Inc.” before “provision for income taxes” in our financial statements. The Compensation Committee allocated 50% (up to $4.0 million) of the annual incentive, 50% (up to 200,000 shares) of the share-based incentive and 50% (up to $4.5 million) of the cash-based incentive to our Chief Executive Officer, Barry Zyskind.

Based on our 2014 financial results, the 2014 Incentive Pool Amount was $37.8 million. The Compensation Committee has discretion, subject to the maximum amounts described above, to determine the individual bonus amount to be paid to each participant. The Compensation Committee does not intend for the 2014 Incentive Pool Amount to represent an expectation as to the final amounts to be paid to a participant. Rather, the Compensation Committee uses negative discretion to reduce the incentive pool allocations to determine an individual’s actual award by considering the participant’s target award, our financial performance and success in achieving financial, operating and strategic goals, historical compensation awards and the participant’s overall performance and contribution.

The Compensation Committee used operating earnings (40% weighting), combined ratio (20% weighting) and return on equity (40% weighting) as the performance metrics to determine payouts under this program. These are common metrics used to measure performance in the insurance industry and are indicative of an insurance company’s financial health.

Operating Earnings	A non-GAAP financial measure that we believe is a useful indicator of trends in our underlying operations because it provides a more meaningful representation of our earnings power than net income, the comparable GAAP financial measure. For purposes of this annual incentive program, the Compensation Committee calculates operating income as net income attributable to AmTrust common stockholders less (a) after-tax realized investment gain (loss), (b) non-cash amortization of intangible assets, (c) non-cash impairment of goodwill, (d) non-cash interest on convertible senior notes, net of tax, (e) loss on extinguishment of debt, (f) foreign currency transaction gain (loss), (g) gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, (h) acquisition gain, net of tax, and (i) gain on sale of a subsidiary, net of tax.

Combined Ratio	The sum of the net loss ratio (the ratio of net losses and loss adjustment expenses incurred to net premiums earned) and the net expense ratio (the ratio of the sum of acquisition costs and other underwriting expenses to net premiums earned)

Return on Equity	Calculated by dividing net income by the average of stockholders’ equity.

The Compensation Committee established the following threshold, target and maximum performance measures:

	Performance Measures
	Operating Earnings (in millions)	Combined Ratio	ROE
Maximum (200% payout)	$333.6	90%	20%
Target (100% payout)	$319.7	92%	17%
Threshold (50% payout)	$305.8	95%	15%
Actual Performance	$458.4	90.7%	28.4%

For operating earnings, the threshold, target and maximum amounts were 110%, 115% and 120% of prior year’s operating earnings, respectively. We have consistently expressed our overall financial objective of producing a return on equity of 15.0% or more over the long term. In addition, we target a net combined ratio of 95.0% or lower over the long term, while seeking to maintain optimal operating leverage in our insurance subsidiaries commensurate with our A.M. Best rating objectives. Operating earnings increased approximately 65% as compared to 2013. Our combined ratio of 90.7% was over four percentage points below our target combined ratio of 95%. Return on equity in fiscal year 2014 of 28.4% increased nearly 6% over our return of equity in fiscal year 2013 of 22.5%.

In 2014, the Compensation Committee utilized this incentive compensation award pool solely to award an additional incentive to our Chief Executive Officer. When establishing the performance award, the Compensation Committee considered the totality of the circumstances with respect to Mr. Zyskind’s performance and did not structure his cash incentive award to correspond to any specific percentile based on any peer group data. The Compensation Committee established a target incentive award payable to Mr. Zyskind of $6,000,000, taking into account his bonus payable under his employment agreement, his bonus level relative to the other named executive officers, his level of responsibility as compared to the other named executive officers and his pivotal role in our success. Based on our actual performance and the weighting of the three performance metrics detailed in the table above, Mr. Zyskind was eligible for an annual incentive payout of $11,580,000, or 193% of his target opportunity. However, as described above, Mr. Zyskind’s award under this annual incentive compensation plan was capped at $8,500,000 in cash and 200,000 shares of our common stock. The Compensation Committee used its discretion to reduce Mr. Zyskind’s payout under the annual incentive compensation plan to $7,680,000 in cash, taking into consideration the annual profit bonus paid to Mr. Zyskind under his employment agreement and his existing stock ownership in the Company.

The bonuses awarded to each named executive officer for 2014 are shown in the “Summary Compensation Table for Fiscal Year 2014” in the “Bonus,” “Non-Equity Incentive Plan Compensation” and “Stock Awards” columns and in the “Grants of Plan-Based Awards for Fiscal Year 2014” table.

Stock and Stock-Based Grants

Stock-based awards are a critical component of our executive compensation policy as equity ownership helps closely align our named executive officers’ interests to those of our shareholders. We established the Plan to award our employees and named executive officers with proprietary interests in the Company and to provide an additional incentive to promote our success and to remain in our service. The Plan authorizes us to grant incentive stock options, non-qualified stock options, performance shares, restricted stock and restricted stock unit awards to our employees, officers, directors and consultants. All of our full-time employees, including our named executive officers, are eligible to participate in the Plan at the discretion of our Compensation Committee, which oversees the administration of the Plan.

Restricted Stock Units.    The Compensation Committee has made, and may in the future elect to make, grants of restricted stock units to our named executive officers. Generally, 25% of the restricted stock units vest on each of the first four anniversaries of the grant date, based upon continued employment. As discussed above under “Annual Profit Bonus,” on March 5, 2015, the Compensation Committee granted 15,904 restricted stock units to Mr. Caviet, 12,995 restricted stock units to Mr. Saxon, 12,995 restricted stock units to Mr. Pipoly, and 11,138 restricted stock units to Mr. Longo, which in each case represents one-third of each officer’s annual profit bonus and discretionary bonus for 2014. Restricted stock units convey no dividend or voting rights.

Retirement Plan.    We do not provide a qualified or non-qualified pension plan for our named executive officers. All of our U.S.-based employees who have been employed for at least six months, however, are eligible to participate in a defined contribution plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer up to 75% of their compensation to the plan on a pre-tax basis, subject to the applicable dollar limit set by the Internal Revenue Service. We make a Company contribution of up to 50% of an employee’s contribution to the plan, up to 6% of eligible compensation. We may also make discretionary profit sharing contributions to all participants in the plan. No discretionary profit sharing contributions were made in 2014.

Change of Control and Severance Arrangements.    The employment agreements in effect for each of our named executive officers do not contain change of control provisions, nor do we maintain change of control agreements with any of our named executive officers. However, our form of award agreements for stock options, restricted stock, restricted stock units and performance shares allow the Compensation Committee, in its discretion, to accelerate the vesting of unvested awards upon a change of control. Mr. Zyskind’s and Mr. Caviet’s employment agreements, which are discussed in more detail below, provide certain severance benefits should they be terminated without cause and, with respect to Mr. Zyskind, should he terminate his employment agreement for good reason. Mr. Caviet’s severance benefits are tied to non-solicitation provisions. We do not provide any other severance benefits.

Perquisites and Other Benefits.    As a general matter, we limit the use of perquisites in compensating our senior management. We do, however, cover the full cost of health insurance premiums for Mr. Zyskind and his family and Mr. Caviet, and provide Mr. Caviet with individual life insurance and permanent health insurance coverage should he become disabled. We also reimburse Mr. Zyskind and Mr. Caviet for use of an automobile and related expenses. The amount of Mr. Zyskind’s and Mr. Caviet’s health and automobile benefits are shown below in the “Summary Compensation Table for Fiscal Year 2014.”

We also maintain a number of health and welfare programs to provide life, health and disability benefits to our employees. Other than with respect to the benefits we provide to Mr. Zyskind discussed above, our named executive officers in the U.S. participate in these plans on the same terms as other U.S. employees. In addition to the benefits discussed above, Mr. Caviet participates in the employee benefits offered for employees of our U.K. affiliates.

Other Compensation.    The employment agreements entered into with our named executive officers will remain in their current form until such time as the Board of Directors determines, in its discretion, that revisions are appropriate. In addition, we intend to continue to maintain our current benefits and perquisites for our named executive officers; however, the Board of Directors, in its discretion, may modify, amend or add to a named executive officer’s executive benefits or perquisites.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and to any of the other three most highly compensated executive officers (other than the Chief Financial Officer). Section 162(m) provides an exception to this deduction limit for performance-based compensation that meets certain requirements. To the extent our compensation program can be implemented in a manner that maximizes the deductibility of compensation we pay, the Compensation Committee generally seeks to do so, subject to the contractual obligations to executives in particular cases. However, the Compensation Committee reserves the right to provide compensation that would not qualify as performance-based, and therefore may not be fully deductible, if, in its sole discretion, doing so advances our business objectives.

2014 “Say on Pay” Vote

At our 2014 Annual Meeting of Shareholders, we held our second triennial shareholder advisory vote on the compensation of our named executive officers, referred to as “say on pay.” In that vote, shareholders approved the compensation of our named executive officers, with over 95% of the shares voted on this matter casting votes in favor of our program. The Compensation Committee reviewed these results with management and with the full Board of Directors. Due to the strong level of shareholder support and the absence of specific shareholder concerns, the Compensation Committee determined that no specific actions were warranted as a result of the 2014 say on pay vote. Our next say on pay vote will occur at our 2017 Annual Meeting of Shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2014

The following table sets forth information with respect to the annual and long-term compensation earned in fiscal years 2014, 2013 and 2012 by our named executive officers. Historical stock awards and closing prices of our common stock on the date of grant reflect our 2012 and 2013 stock dividends.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (6)	Total ($)
Barry D. Zyskind	2014	$975,000	$—	$9,540,000	$11,580,000	$35,044	$22,130,044
President and	2013	975,000	—	—	3,900,000	41,858	4,916,858
Chief Executive Officer	2012	975,000	—	14,177,500 (3)	2,925,000	43,417	18,120,917

Ronald E. Pipoly, Jr.	2014	600,000	200,000	700,041	1,200,000 (5)	9,240	2,709,281
Executive Vice President,	2013	576,923	200,000	700,007	1,200,000 (5)	8,592	2,685,521
Chief Financial Officer	2012	500,000	133,333	566,679	1,000,000 (5)	7,500	2,207,512

Max G. Caviet	2014	856,735 (4)	—	856,748	1,713,470 (5)	32,192 (4)	3,459,145
President of AIIL; Chief	2013	870,142 (4)	200,000	1,707,790	1,215,436 (5)	51,750 (4)	4,045,118
Executive Officer of AEL	2012	731,666 (4)	—	713,282	1,426,410 (5)	32,145 (4)	2,903,503

Michael J. Saxon	2014	700,000	—	700,041	1,400,000 (5)	9,240	2,809,281
Executive Vice President,	2013	676,923	—	700,007	1,400,000 (5)	8,592	2,785,522
Chief Operating Officer	2012	600,000	400,000	600,029	800,000 (5)	7,500	2,407,529

Christopher M. Longo	2014	600,000	—	600,004	1,200,000 (5)	9,240	2,409,244
Executive Vice President,	2013	576,923	—	600,028	1,200,000 (5)	8,592	2,385,542
Chief Information Officer	2012	500,000	433,333	550,004	666,667 (5)	7,500	2,157,504

(1)	This column includes discretionary cash bonuses paid to Mr. Pipoly in 2014, Messrs. Pipoly and Caviet in 2013, and Messrs. Pipoly, Saxon and Longo in 2012. As described in “Compensation Discussion and Analysis,” the amounts presented in this column represent the two-thirds cash portion of the named executive officer’s discretionary bonus. The remaining one-third of the discretionary bonus was paid in restricted stock units and is presented in the “Stock Awards” column (see footnote 2).
(2)	Represents the aggregate grant date fair value of awards of restricted stock and restricted stock units computed in accordance with FASB ASC Topic 718 as discussed in Note 16 to our financial statements for the fiscal year ended December 31, 2014. The grant date fair value of these awards is equal to the closing price of our common stock on the date of grant (March 5, 2015—$53.87; March 5, 2014—$38.16; September 9, 2013—$34.72; March 5, 2013—$31.58) multiplied by the number of restricted stock units awarded to each named executive officer.
(3)	Represents the aggregate grant date fair value of awards of restricted stock and performance shares computed in accordance with FASB ASC Topic 718 as discussed in Note 16 to our consolidated financial statements for the year ended December 31, 2014. The grant date fair value of Mr. Zyskind’s restricted stock award ($6,812,500) is equal to the closing price of our common stock on the date of grant (February 15, 2012—$22.52) multiplied by the number of shares of restricted stock awarded to Mr. Zyskind. The grant date fair value of Mr. Zyskind’s performance share award ($7,365,000) is equal to the closing price of our common stock on the date of grant (May 24, 2012—$24.35) multiplied by the target number of performance shares awarded to Mr. Zyskind (302,500), which at December 31, 2012 we believed to be the probable outcome of the performance conditions. We did not incorporate any risk of forfeiture into the calculation. Mr. Zyskind ultimately achieved 115% of his target performance award, or 347,875 performance shares, which would have made the grant date fair value $8,469,750.
(4)	Salary and all other compensation were paid in British pounds, but converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2014, 2013, and 2012, which was $1.5577, $1.657413 and $1.625924 to £1.00, respectively. All other amounts are paid in U.S. dollars.
(5)	As described in “Compensation Discussion and Analysis,” the amounts presented in this column represent the two-thirds cash portion of each named executive officer’s annual incentive bonus. The remaining one-third of the annual incentive bonus was paid in restricted stock units and is presented in the “Stock Awards” column (see footnote 2).
(6)	The amounts in this column for Messrs. Pipoly, Saxon and Longo reflect matching contributions made by us under our 401(k) plan and employer-paid parking privileges. The amount shown in this column for Mr. Zyskind includes matching contributions made by us under our 401(k) plan ($7,800), payments made by us for Mr. Zyskind’s use of an automobile ($12,000), the cost of health and dental coverage paid by us for Mr. Zyskind and his covered dependents ($14,881), and the annual premium paid by us for group life insurance coverage for the benefit of Mr. Zyskind’s beneficiaries ($363). The amount shown in this column for Mr. Caviet includes reimbursement of payments on an automobile leased by Mr. Caviet ($2,995), the cost of health and dental coverage paid by us for Mr. Caviet ($2,035), the annual premium paid by us for individual life insurance, permanent health insurance and travel insurance coverage for Mr. Caviet ($19,092), and $8,070 for serving as a director of our subsidiary, AmTrust Insurance Underwriters Limited.

Grants of Plan-Based Awards for Fiscal Year 2014

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($) (8)
			Threshold	Target	Maximum
Barry D. Zyskind
Annual Bonus(2)			$—	$1,500,000	$3,900,000
Discretionary RSU Grant(3)	3/5/14	2/25/14				250,000	$9,540,000
Annual Cash Incentive(4)	3/5/15	2/24/15	3,000,000	6,000,000	8,500,000

Ronald E. Pipoly, Jr. Annual Bonus(5)	3/5/15	2/24/15	—	—	1,800,000	12,995	700,041

Max G. Caviet Annual Bonus(6)	3/5/15	2/24/15	—	856,735	2,570,205	15,904	856,748

Michael J. Saxon Annual Bonus(7)	3/5/15	2/24/15	—	700,000	2,100,000	12,995	700,041

Christopher M. Longo Annual Bonus(7)	3/5/15	2/24/15	—	600,000	1,800,000	11,138	600,004

(1)	Each named executive officer’s employment agreement, other than Mr. Pipoly’s, provides for an annual bonus equal to a pre-determined percentage of the company’s profits. See “Compensation Discussion and Analysis — Executive Compensation — Annual Profit Bonus” and “Compensation Discussion and Analysis — Executive Compensation — 2014 Annual Cash Incentive Award to CEO” for further explanation of the calculation of these bonuses for 2014. In 2014, Mr. Pipoly also received a discretionary bonus. Each named executive officer, other than Mr. Zyskind, received one-third of the bonus listed in this column of the table and any discretionary bonus in restricted stock units as shown in the “All Other Stock Awards” column of this table. For the portion of the annual incentive and discretionary bonus paid in cash, see the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for Fiscal Year 2014.
(2)	Mr. Zyskind is entitled to an annual bonus of 2% of our pre-tax profits for the fiscal year, provided that our pre-tax profits equals or exceeds $75 million, which would give him a bonus in the amount of $1,500,000, and subject to a cap of four times his annual base salary, which would give him a bonus in the maximum amount of $3,900,000. For fiscal year 2014, our pre-tax profits were $500.7 million, so the maximum bonus Mr. Zyskind could receive was four times his annual base salary.
(3)	On March 5, 2014, Mr. Zyskind received a discretionary award of restricted stock units outside of the annual incentive bonus program. See “Compensation Discussion and Analysis – 2014 Equity Award to CEO.”
(4)	On March 5, 2015, Mr. Zyskind received an annual cash incentive of $7,680,000. See “Compensation Discussion and Analysis — Executive Compensation — 2014 Annual Cash Incentive Award to CEO.”
(5)	Mr. Pipoly’s annual bonus has no threshold or target, but cannot be more than three times his annual base salary. In 2014, one-third of Mr. Pipoly’s bonus was paid in restricted stock units.
(6)	Mr. Caviet is entitled to an annual bonus of 10% of the pre-tax net operating income arising from the specialty risk and extended warranty business under his direct or indirect supervision, provided that the pre-tax net operating income equals or exceeds 75% of the greater of the profit for the preceding calendar year or the base line profit in 2008, subject to a cap of a multiple of Mr. Caviet’s annual base salary. Since the pre-tax net operating income arising from the specialty risk and extended warranty business under Mr. Caviet’s direct or indirect supervision for fiscal year 2014 was greater than 110% of the profit target, the cap for fiscal year 2014 was three times Mr. Caviet’s annual base salary, which was $2,570,205. In 2014, one-third of Mr. Caviet’s bonus was paid in restricted stock units.
(7)	Mr. Saxon and Mr. Longo are entitled to annual bonuses of 1% of our profits for the fiscal year, as long as the profit is no less than 75% of the greater of our profit for the preceding calendar year or our base line profit for fiscal year 2009. Since the profits for fiscal year 2014 were greater than 110% of the profit for the preceding calendar year, both Mr. Saxon’s and Mr. Longo’s annual bonuses were capped at three times their respective current annual salaries, with one-third of the bonus paid in restricted stock units.
(8)	The grant date fair value of the restricted stock unit awards is equal to the closing price of our common stock on the date of grant, multiplied by the number of restricted stock units granted to each named executive officer. The restricted stock units listed for Mr. Pipoly include one-third of his discretionary bonus received for 2014.

Employment Agreements

Barry D. Zyskind

Under Mr. Zyskind’s employment agreement, dated as of January 1, 2005 and amended as of October 6, 2010 and March 22, 2013, Mr. Zyskind serves as our President and Chief Executive Officer. On December 31, 2012, Mr. Zyskind’s employment agreement renewed for a three-year term until December 31, 2015, at which time the employment agreement automatically renews for successive three-year terms, unless we or Mr. Zyskind provide 180 days’ written notice of an intention not to renew. His salary is subject to review by the Board of Directors or the Compensation Committee annually. For calendar year 2014, Mr. Zyskind received an annual base salary in the amount of $975,000. Mr. Zyskind is also entitled to an annual profit bonus equal to two percent (2%) of our pre-tax profit if certain financial goals are met, subject to a cap equal to four times his salary. Mr. Zyskind is also eligible to receive special bonuses at the discretion of the Board of Directors or the Compensation Committee and to participate in any long-term incentive compensation plan established for his benefit or in any such plan established for the benefit of our senior management. See “Compensation Discussion and Analysis — Executive Compensation — Annual Profit Bonus” for further details regarding the calculation of Mr. Zyskind’s bonus.

If Mr. Zyskind’s employment terminates due to death or disability, his heirs are entitled to his salary payable for the remainder of his term of employment or one year, whichever is greater, at the rate in effect immediately before such termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits that have vested through the date of termination or to which he may then be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination.

We may terminate Mr. Zyskind’s employment for cause upon written notice to Mr. Zyskind at least 30 days prior to the intended termination. If Mr. Zyskind’s employment were terminated for cause, he would be entitled to his salary through the date of termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits which may have vested through the date of termination or to which he then may be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. “Cause” is defined in Mr. Zyskind’s employment agreement as (i) the conviction of a felony involving an act or acts of dishonesty on his part and resulting in gain or personal enrichment at our expense; (ii) willful and continued failure of Mr. Zyskind to perform his obligations under the employment agreement, resulting in demonstrable material economic harm to us; or (iii) Mr. Zyskind’s willful and material breach of the noncompetition and nonsolicitation provisions of the employment agreement to our demonstrable and material detriment.

If we terminate Mr. Zyskind’s employment without cause or if Mr. Zyskind terminates his employment with good reason, then Mr. Zyskind is entitled, in addition to the compensation and benefits specified in the paragraph above, to (i) a lump-sum payment equal to the salary payable to him for the remainder of his employment term at the rate in effect immediately before the termination; (ii) a lump-sum payment equal to the annual profit bonuses for the remainder of his term of employment (to be prorated for any partial fiscal year) equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination; (iii) continued participation, for the remainder of his term of employment, in all employee benefit plans or programs in which he was participating on the date of his termination; or, if such participation is prohibited, he shall be entitled to the after-tax economic equivalent of any such benefit which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually; (iv) continued payment of 100% of the cost of health insurance through our group health plan for himself, his spouse and dependent children; and (v) other benefits in accordance with our applicable plans and programs. “Good reason” is defined in Mr. Zyskind’s employment agreement as one of the following actions taken without Mr. Zyskind’s prior written consent or his acquiescence: (i) a reduction in his then current salary; (ii) a diminution, reduction or other adverse change in the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which the bonuses and incentive compensation are determined for Mr. Zyskind; (iii) our failure to pay Mr. Zyskind any amounts otherwise vested and due him hereunder or under any of our plans or policies; (iv) a diminution of Mr. Zyskind’s titles, position, authorities or responsibilities, including not serving on the Board of Directors; (v) the assignment of duties incompatible with Mr. Zyskind’s position of President; (vi) imposition of a requirement that Mr. Zyskind report other than to the full Board of Directors; or (vii) a material breach of the employment agreement by us that is not cured within 30 business days after written notification by Mr. Zyskind of such breach.

Mr. Zyskind has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. He also agreed that, upon termination of employment, other than a termination without cause or due to good reason, he will not solicit any of our customers or employees for one year after termination.

Ronald E. Pipoly, Jr.

Pursuant to Mr. Pipoly’s employment agreement, dated as of March 1, 2010 and amended as of March 1, 2012, he has agreed to serve as our Chief Financial Officer. Mr. Pipoly’s term of employment under his agreement continued until February 28, 2015, at which time the employment agreement automatically renewed for a three-year term, and will continue to automatically renew for successive three-year terms, unless we or Mr. Pipoly provide 90 days’ written notice of an intention not to renew. In March 2015, Mr. Pipoly’s salary was increased from $600,000 to $700,000. Mr. Pipoly is entitled to a salary review each March during the term of his employment agreement. Mr. Pipoly is entitled to an annual bonus comparable to our other senior executives, subject to a cap equal to three time his then current salary. Mr. Pipoly is also entitled to other bonus payments in the discretion of the Board of Directors.

In the event of disability, we may terminate Mr. Pipoly’s employment upon five days’ written notice; however, Mr. Pipoly will be entitled to receive his salary and any unreimbursed expenses following the disability termination date for a period that is the greater of one year or the remainder of the term of his employment agreement, except that his salary shall be offset by the amount of any long term disability insurance benefit we may have elected to provide for him. In the event Mr. Pipoly dies during his term of employment, his heirs will be entitled to receive his salary following the date of death for a period that is the greater of one year or the remainder of the term of his employment agreement.

We may terminate Mr. Pipoly’s employment at any time for cause and, upon such an event, we will have no further compensation or benefit obligation to Mr. Pipoly after the date of termination. “Cause” is defined in Mr. Pipoly’s employment agreement as (i) habitual or gross negligence in the performance of his duties and responsibilities for us, including a failure to perform such duties and responsibilities, provided such performance or neglect is not corrected (assuming it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us; (ii) any material breach by Mr. Pipoly of the employment agreement or any other agreement with us or any of our affiliates to which Mr. Pipoly is a party, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us; (iii) breach of a fiduciary duty to us or failure to act in our best interests; (iv) the arrest (following an investigation of the facts that results in a determination by us of Mr. Pipoly’s culpability) of, conviction of, or admission by, Mr. Pipoly of a felony or crime involving moral turpitude, whether or not committed in the course of performing services for us; (v) the commission by Mr. Pipoly of any acts of moral turpitude, including the commission by Mr. Pipoly of embezzlement, theft or any other fraudulent act; or (vi) violation of our policies, provided such violation is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us.

Mr. Pipoly has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Pipoly has also agreed that upon termination of employment he will not compete with us for a period of one year following the date of termination and will not solicit any of our customers or employees or solicit any entity that has been contacted by us regarding a possible acquisition of that entity, for three years after termination.

Max G. Caviet

Under Mr. Caviet’s employment agreement, dated as of November 22, 2010, Mr. Caviet serves as one of our senior executives, as President and a director of our wholly-owned subsidiary, AIIL, and as an officer and director of other of our subsidiaries. On December 31, 2013, Mr. Caviet’s employment agreement renewed for a three-year term until December 31, 2016, at which time the employment agreement will automatically renew for successive three-year terms, unless we or Mr. Caviet provide 180 days’ written notice of an intention not to renew.

Mr. Caviet is entitled to an annual salary review each January during the term of his employment agreement. Mr. Caviet’s last salary increase from £450,000 to £550,000 was effective in March 2013. Mr. Caviet is entitled to an annual profit bonus equal to ten percent (10%) of the “subject profits” of the specialty risk and extended warranty business written by us and our affiliates under Mr. Caviet’s direct or indirect supervision, provided that the net pre-tax profit is no less than 75% of the profit target for that year. See “Compensation Discussion and Analysis – Executive Compensation – Annual Profit Bonus” for further details regarding the calculation of Mr. Caviet’s bonus. Mr. Caviet may also receive other bonus payments determined at the sole discretion of the Board of Directors.

In the event of disability, we may terminate Mr. Caviet’s employment upon five days’ written notice; however, he will be entitled to receive his salary for a period that is the greater of one year or the remainder of the term of his employment agreement, his profit bonus earned through the disability termination date but not yet paid, and any unreimbursed expenses due him through the disability termination date. In addition, we must provide Mr. Caviet permanent health insurance, which is intended to provide benefits to him in the event of termination for disability, except that the amount of any salary we owe to Mr. Caviet will be offset by the amount of any insurance provided. In the event Mr. Caviet dies during his term of employment, his heirs will be entitled to receive his salary for the remainder of the term of his employment agreement or one year, whichever is greater, his profit bonus earned through his date of death but not yet paid to him, as well as any unreimbursed expenses due him through the date of termination.

If we terminate or do not renew Mr. Caviet’s employment for gross misconduct, we will not be obligated to pay any other compensation or benefits to Mr. Caviet after the date of termination. “Gross misconduct” is defined as (i) a material or serious breach of the agreement by Mr. Caviet, but only if such breach is not cured within 30 days following our written notice to Mr. Caviet of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly adversely affects our business or reputation or that of Mr. Caviet.

If we terminate or non-renew Mr. Caviet’s employment for any reason other than gross misconduct, he will be entitled to receive (i) his salary for a period of one year from the original expiration date of the term of employment, or one year from the effective date of termination or non-renewal, whichever is greater and (ii) his profit bonus on all specialty risk and extended warranty business written by us and our affiliates under his direct or indirect supervision through the date of termination, through the expiration of such business, for a maximum period of five years from the date of termination.

If Mr. Caviet does not renew his employment agreement for the purpose of retirement (as defined under U.K. law), he will be entitled to his profit bonus on all specialty risk and extended warranty business written by us and our affiliates under his direct or indirect supervision through the end of the term of his employment agreement, through the expiration of such business, for a maximum period of five years from the end of the term of his employment agreement.

Mr. Caviet has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Caviet has also agreed that, upon termination of employment, he will not solicit any of our customers or employees or solicit any entity that has been contacted us regarding a possible acquisition of that entity, for two years after termination.

Michael J. Saxon

Under Mr. Saxon’s employment agreement, dated as of March 1, 2010 and amended as of November 3, 2010, March 1, 2012 and March 22, 2013, Mr. Saxon serves as our Chief Operating Officer. Mr. Saxon’s term of employment under this agreement continued until February 28, 2015, at which time the employment agreement automatically renewed for a three-year term, and will continue to automatically renew for successive three-year terms, unless we or Mr. Saxon provide 90 days’ written notice of an intention not to renew.

Mr. Saxon is entitled to a salary review each March during the term of his employment agreement. Mr. Saxon’s last salary increase from $600,000 to $700,000 was effective in March 2013. Mr. Saxon is entitled to an annual profit bonus, equal to one percent (1%) of our “profit” for the fiscal year, provided that the annual profit is no less than 75% of the greater of our profit for the preceding calendar year or the base line profit for the year ended December 31, 2009. See “Compensation Discussion and Analysis – Executive Compensation – Annual Profit Bonus” for further details regarding the calculation of Mr. Saxon’s bonus. Pursuant to the March 22, 2013 amendment to his employment agreement, “profit” no longer includes gains or losses on life settlement contracts (exclusive of non-controlling interest, net of tax).

The terms of Mr. Saxon’s employment agreement relating to termination in the event of disability, death, or at any time for cause, and the confidentiality, non-compete and non-solicit provisions in the employment agreement, are identical to those contained in Mr. Pipoly’s and Mr. Longo’s employment agreements.

Christopher M. Longo

Under Mr. Longo’s employment agreement, dated March 1, 2010 and amended November 3, 2010, March 1, 2012 and March 22, 2013, Mr. Longo serves as our Chief Information Officer. Mr. Longo’s term of employment under this agreement continued until February 28, 2015, at which time the employment agreement automatically renewed for a three-year term, and will continue to automatically renew for successive three-year terms, unless we or Mr. Longo provide 90 days’ written notice of an intention not to renew.

In March 2015, Mr. Longo’s salary was increased from $600,000 to $650,000. Mr. Longo is entitled to an annual salary review each March during the term of his employment agreement. Mr. Longo is entitled to an annual profit bonus that is calculated the same as Mr. Saxon’s annual bonus, including the change as a result of the March 22, 2013 amendment.

The terms of Mr. Longo’s employment agreement relating to termination in the event of disability, death, or at any time for cause, and the confidentiality, non-compete and non-solicit provisions in the employment agreement, are identical to those contained in Mr. Pipoly’s and Mr. Saxon’s employment agreements.

Risk Assessment of Compensation Policies and Procedures

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Included in its review was a discussion of the four-year vesting schedules applicable to time-vested restricted stock units awarded to senior management, incentive-based vesting and clawbacks of restricted stock units awarded to certain managers whose annual bonuses are tied to underwriting performance, caps on annual profit bonuses payable to our named executive officers and requirements for increased performance, year over year, to be eligible for year-end bonuses.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each of our named executive officers as of December 31, 2014:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(1)		Market Value of Shares or Units or Stock that have not Vested ($)(2)
Barry D. Zyskind	—	$—	—	575,188	(3)	$32,354,325	(3)

Ronald E. Pipoly, Jr.	17,734	5.79	2/9/2016	48,702		2,739,488
	5,060	12.02	10/24/2017
	5,044	11.55	8/25/2018

Max G. Caviet	15,133	6.20	9/1/2016	75,538		4,249,013
	15,133	12.02	10/24/2017
	15,134	11.55	8/25/2018

Michael J. Saxon	—	—	—	51,569		2,900,756

Christopher M. Longo	90,819	5.79	2/9/2016	45,158		2,540,138
	36,562	12.02	10/24/2017
	36,562	9.42	6/30/2019

(1)	Grantee Name	Grant Date	Number of Unvested Shares/Units	Vesting Schedule

	R. Pipoly	February 15, 2011	5,796	25% per year until fully vested on 2/15/15
	M. Caviet	February 15, 2011	5,568	25% per year until fully vested on 2/15/15
	M. Saxon	February 15, 2011	6,321	25% per year until fully vested on 2/15/15
	C. Longo	February 15, 2011	5,268	25% per year until fully vested on 2/15/15
	R. Pipoly	February 15, 2012	11,104	25% per year until fully vested on 2/15/16
	M. Caviet	February 15, 2012	12,882	25% per year until fully vested on 2/15/16
	M. Saxon	February 15, 2012	12,654	25% per year until fully vested on 2/15/16
	C. Longo	February 15, 2012	11,104	25% per year until fully vested on 2/15/16
	B. Zyskind	February 15, 2012	151,250	25% per year until fully vested on 2/15/16
	R. Pipoly	March 5, 2013	13,458	25% per year until fully vested on 3/5/17
	M. Caviet	March 5, 2013	16,939	25% per year until fully vested on 3/5/17
	M. Saxon	March 5, 2013	14,250	25% per year until fully vested on 3/5/17
	C. Longo	March 5, 2013	13,062	25% per year until fully vested on 3/5/17
	M. Caviet B. Zyskind R. Pipoly M. Caviet M. Saxon C. Longo	September 9, 2013 March 5, 2014 March 5, 2014 March 5, 2014 March 5, 2014 March 5, 2014	21,603 250,000 18,344 18,546 18,344 15,724

25% per year until fully vested on 9/9/17

25% per year until fully vested on 3/5/18

25% per year until fully vested on 3/5/18

25% per year until fully vested on 3/5/18

25% per year until fully vested on 3/5/18

25% per year until fully vested on 3/5/18

(2)	The value of restricted stock and restricted stock units that have not vested is calculated by multiplying the number of the non-vested shares and units by $56.25, the closing market price of our common stock at December 31, 2014.
(3)	The market value of Mr. Zyskind’s stock awards includes a performance share award granted on May 24, 2012, which is based on his achievement of 115% of his “target” performance goals (347,875 restricted shares). On February 25, 2014, the Compensation Committee certified the level of achievement of the performance metrics tied to Mr. Zyskind’s performance share award for the performance period from January 1, 2012 – December 31, 2013. The Compensation Committee settled Mr. Zyskind’s performance share award at 347,875 restricted shares, 50% of which vested on December 31, 2014 and the remaining 50% will vest on December 31, 2015.

Option Exercises and Stock Vested

The following table summarizes the exercise of stock options and the vesting of restricted stock and unit awards during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Barry D. Zyskind	—	$—	249,562	$12,304,538
Ronald E. Pipoly, Jr.	27,803	700,824	16,590	578,800
Max G. Caviet	136,107	4,773,102	25,991	963,777
Michael J. Saxon	172,860	5,170,875	18,536	647,030
Christopher M. Longo	257,500	9,270,308	15,931	556,198

(1)	The value realized on exercise of options is the number of options exercised multiplied by the excess of the fair market value of the underlying shares on the date of exercise over the exercise price.
(2)	The value realized on vesting of restricted stock and units is the number of shares of restricted stock or the number of units that vested multiplied by the fair value of our common stock on the date of vesting.

Potential Payments upon Termination or Change-In-Control

The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination for good reason, termination as a result of death or disability and termination as a result of retirement, as per their respective employment agreements. See “Executive Compensation — Employment Agreements” for a further discussion of the termination events. The potential payments to our named executive officers assume that the termination event occurs as of the last day of our fiscal year (December 31, 2014). All amounts provided for Mr. Caviet would be paid in British pounds, but for purposes of this table have been converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2014, which was $1.5577 to £1.00. Since the Board of Directors has discretion as to whether or not to accelerate the vesting of unvested stock options and restricted stock awards granted under both the 2005 Equity Incentive Plan and the 2010 Omnibus Incentive Plan upon a change in control of the Company or upon retirement before a named executive officer’s sixty-fifth birthday, the financial effect of such events has not been included in this table. We do not include the financial effect of a termination for cause or gross misconduct (as defined in the named executive officer’s employment agreement) because the named executive officers are not entitled to any further compensation or benefits following such a termination.

Name and Principal Position	Without Cause		For Good Reason		Death		Disability		Retirement
Barry D. Zyskind
Salary Continuation/Bonus	$4,875,000	(1)	$4,875,000	(1)	$975,000	(3)	$975,000	(4)	$—
Benefits	550,587	(2)	550,587	(2)	—		—		—
Vesting of Stock Awards (7)	4,892,006	(5)	4,892,006	(5)	12,661,538	(5)	12,661,538	(5)	—
Ronald E. Pipoly, Jr.
Salary Continuation (6)	100,000		—		600,000		600,000		—
Vesting of Stock Awards (7)	—		—		1,148,625		1,148,625		—
Max G. Caviet
Salary Continuation/Bonus	12,042,927	(8)	—		1,713,470	(9)	1,713,470	(9)	9,472,722	(10)
Benefits	—		—		—		92,476	(11)	—
Vesting of Stock Awards (7)	—		—		1,659,094		1,659,094		—
Michael J. Saxon
Salary Continuation (6)	116,667		—		700,000		700,000		—
Vesting of Stock Awards (7)	—		—		1,236,600		1,236,600		—
Christopher M. Longo
Salary Continuation (6)	100,000		—		600,000		600,000		—
Vesting of Stock Awards (7)	—		—		1,074,656		1,074,656		—

(1)	This lump-sum benefit includes (i) Mr. Zyskind’s 2014 annual base salary provided through December 31, 2015 ($975,000 per year), and (ii) the annual profit bonuses through December 31, 2015, equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination ($3,900,000 per year).
(2)	This includes the costs for providing Mr. Zyskind with (i) continued participation through December 31, 2015 in all employee benefit plans or programs in which he was participating on December 31, 2014 or, if such participation is prohibited, the after-tax economic equivalent of any such benefit, which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually, (ii) continued payment of 100% of the cost of health insurance through our group health plan for Mr. Zyskind, his spouse and dependent children (assuming average life expectancy), and (iii) other benefits in accordance with our applicable plans and programs.
(3)	This amount reflects Mr. Zyskind’s 2014 annual base salary provided through December 31, 2015.
(4)	This amount reflects Mr. Zyskind’s 2014 annual base salary provided through December 31, 2015 (which will be reduced by any long-term disability insurance benefit provided by us).

(5)	This amount reflects the vesting of 50% of Mr. Zyskind’s shares of restricted stock in accordance with his performance share award agreement. The value reported in this table is calculated by multiplying the number of shares of restricted stock that would vest by $56.25, the closing market price of our common stock on December 31, 2014.
(6)	This amount reflects Mr. Pipoly’s, Mr. Saxon’s and Mr. Longo’s annual base salary as of December 31, 2014 provided through February 28, 2015 if terminated “without cause,” and for one year in the case of death or disability. In the case of disability, the amount will be reduced by any long-term disability insurance benefit provided by us.
(7)	This amount includes the vesting of restricted stock and restricted stock units that would have vested in the twelve months following the termination event in accordance with the named executive officers’ award agreements under the 2005 Equity Incentive Plan and the 2010 Omnibus Incentive Plan, as applicable. The value of unvested restricted stock and restricted stock units reported in this table is calculated by multiplying the number of the unvested shares of restricted stock and restricted stock units by $56.25, the closing market price of our common stock at December 30, 2014.
(8)	This amount includes (i) Mr. Caviet’s 2014 annual base salary through December 31, 2017, and (ii) Mr. Caviet’s profit bonus, for a period of five years, on all specialty risk and extended warranty business written by the Company and its affiliates through December 31, 2014 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier. Mr. Caviet is entitled to this amount if we elect to non-renew or terminate Mr. Caviet’s employment for any reason other than gross misconduct. For the definition of gross misconduct, see the summary of Mr. Caviet’s employment agreement in “Executive Compensation – Employment Agreements.”
(9)	This amount reflects Mr. Caviet’s 2014 annual base salary provided through December 31, 2016 (which, in the case of disability, will be reduced by any long-term disability insurance benefit provided by us).
(10)	This amount includes Mr. Caviet’s profit bonus, for a period of five years, on all specialty risk and extended warranty business written by us and our affiliates through December 31, 2014 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier.
(11)	If Mr. Caviet becomes disabled, we are required to provide permanent health insurance in accordance with his employment agreement. This dollar amount assumes average life expectancy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as stated below, since the beginning of fiscal year 2014, no director, executive officer or security holder who is known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, executive officer or security holder, had or will have a direct or indirect material interest in a transaction or series of transactions in which we are, or one of our subsidiaries is, a party and the amount involved exceeds $120,000.

We have adopted a policy that requires that all related party transactions be approved by our Audit Committee. In response to an annual questionnaire, we require directors, director nominees and executive officers to submit a description of any current or proposed related party transaction and provide updates during the year. In addition, we will provide the Audit Committee any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. If management becomes aware of any transactions during the year, management presents such transactions for approval by the Audit Committee. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Audit Committee for its action as soon as reasonably practicable, which may include termination, amendment or ratification of the transaction. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of AmTrust and our shareholders, as is determined in good faith in accordance with its business judgment. Unless otherwise indicated below, each of these related party transactions was approved by our Audit Committee.

Maiden Agreements

We have various reinsurance and service agreements with Maiden Holdings, Ltd. (“Maiden”). Maiden is a publicly-held Bermuda insurance holding company (Nasdaq: MHLD) formed by Michael Karfunkel, George Karfunkel and Barry Zyskind. As of December 31, 2014, Michael Karfunkel, Leah Karfunkel, George Karfunkel and Barry Zyskind, owned or controlled approximately 6.2%, 7.6%, 9.3% and 5.1%, respectively, of the issued and outstanding capital stock of Maiden. Mr. Zyskind serves as the non-executive chairman of the board of Maiden’s board of directors. Maiden Reinsurance Ltd (“Maiden Reinsurance”), formerly known as Maiden Insurance Company, Ltd, a wholly-owned subsidiary of Maiden, is a Bermuda reinsurer. The following section describes the agreements in place between us and our subsidiaries and Maiden and its subsidiaries.

Reinsurance Agreements with Maiden Holdings, Ltd.

In 2007, we entered into a master agreement with Maiden, as amended, by which the parties caused our Bermuda subsidiary, AmTrust International Insurance, Ltd. (“AII”) and Maiden Reinsurance to enter into a quota share reinsurance agreement (the “Maiden Quota Share”), as amended, by which AII retrocedes to Maiden Reinsurance an amount equal to 40% of the premium written by our U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated inuring reinsurance (and in the case of our U.K. insurance subsidiary, AmTrust Europe Ltd. (“AEL”), net of commissions). AII also retrocedes 40% of losses. Certain business that we commenced writing after the effective date, including our European medical liability business discussed below, business assumed from Tower Group International, Ltd. pursuant to the cut-through quota share reinsurance agreement discussed below, and risks, other than workers’ compensation risks and certain business written by our Irish subsidiary, AmTrust International Underwriters Limited (“AIU”), for which the AmTrust Ceding Insurers’ net retention exceeds $5.0 million, is not ceded under the Maiden Quota Share (ceded business defined as “Covered Business”).

Effective January 1, 2013, AII receives a ceding commission of 31% of ceded written premiums with respect to all Covered Business other than retail commercial package business, for which the ceding commission remains 34.375%. With regards to the Specialty Program portion of Covered Business only, we will be responsible for ultimate net loss otherwise recoverable from Maiden Reinsurance to the extent that the loss ratio to Maiden Reinsurance, which shall be determined on an inception to date basis from July 1, 2007 through the date of calculation, is between 81.5% and 95% (the “Specialty Program Loss Corridor”). For the purpose of determining whether the loss ratio falls within the Specialty Program Loss Corridor, workers’ compensation business written in our Specialty Program segment from July 1, 2007 through December 31, 2012 is excluded from the loss ratio calculation.

The Maiden Quota Share was renewed through July 1, 2016 and will automatically renew for successive three-year terms unless either AII or Maiden Reinsurance notifies the other of its election not to renew not less than nine months prior to the end of any such three-year term. In addition, either party is entitled to terminate on thirty days’ notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AII or Maiden Reinsurance, run-off, or a reduction of 50% or more of the stockholders’ equity of Maiden Reinsurance or the combined stockholders’ equity of AII and the AmTrust Ceding Insurers. During the year ended 2014, we recorded approximately $397.2 million of ceding commission as a result of this agreement.

European Quota Share

Effective April 1, 2011, we, through our subsidiaries AEL and AIU, entered into a reinsurance agreement with Maiden Reinsurance under which we cede to Maiden Reinsurance 40% of our European medical liability business, including business in force at April 1, 2011. The quota share had an initial term of one year and was renewed through March 31, 2016. The agreement can be terminated by either party on four months’ prior written notice. Maiden Reinsurance pays us a 5% ceding commission, and we will earn a profit commission of 50% of the amount by which the ceded loss ratio is lower than 65%. During the year ended December 31, 2014, we recorded approximately $5.4 million of ceding commission and did not earn any profit commission pursuant to this agreement.

Note Payable to Maiden – Collateral for Proportionate Share of Reinsurance Obligations

In conjunction with the Maiden Quota Share, we entered into a loan agreement with Maiden Reinsurance during the fourth quarter of 2007, whereby Maiden Reinsurance loaned to us the amount equal to AII’s quota share of the obligations of the AmTrust Ceding Insurers that AII was then obligated to secure. The loan agreement provides for interest at a rate of LIBOR plus 90 basis points and is payable on a quarterly basis. Advances under the loan are secured by a promissory note and totaled $167,975 as of December 31, 2014. We recorded approximately $1.8 million of interest expense during the year ended December 31, 2014. Effective December 1, 2008, AII and Maiden Reinsurance entered into a Reinsurer Trust Assets Collateral agreement whereby Maiden Reinsurance is required to provide AII the assets required to secure Maiden’s proportional share of our obligations to our U.S. subsidiaries. The amount of this collateral as of December 31, 2014 was approximately $1.9 billion. Maiden retains ownership of the collateral in the trust account.

Reinsurance Brokerage Agreement

Effective July 1, 2007, we, through a subsidiary, entered into a reinsurance brokerage agreement with Maiden. Pursuant to the brokerage agreement, we provide brokerage services relating to the Maiden Quota Share for a fee equal to 1.25% of reinsured premium. We recorded $19.9 million of brokerage commission during the year ended December 31, 2014. The brokerage commission was recorded as a component of service and fee income.

Asset Management Agreement

Effective July 1, 2007, one of our subsidiaries entered into an asset management agreement with Maiden Reinsurance, pursuant to which the subsidiary provides investment management services to Maiden Reinsurance and certain of its affiliates. As of December 31, 2014, our subsidiary managed approximately $3.7 billion of assets related to this agreement. The asset management services fee is an annual rate of 0.20% for periods in which average invested assets are $1.0 billion or less and an annual rate of 0.15% for periods in which the average invested assets exceed $1.0 billion. As a result of this agreement, we recorded approximately $5.2 million of asset management fees for the year ended December 31, 2014. The asset management fees were recorded as a component of service and fee income.

National General Holdings Corp. Investment and Transactions

We have a 13.2% ownership interest in NGHC. NGHC is a publicly-held insurance holding company (Nasdaq: NGHC) that operates fifteen insurance companies in the United States and writes consumer property and casualty insurance business through independent agents for automobiles. Its coverages include standard/preferred auto, RVs, non-standard auto and commercial auto. NGHC’s two largest stockholders are The Michael Karfunkel 2005 Grantor Retained Annuity Trust (the “Trust”) and Michael Karfunkel individually. Michael Karfunkel is the chairman, president and chief executive officer of NGHC.

In February 2014, NGHC issued approximately 13,600,000 shares in a follow on Rule 144A offering, which resulted in us reducing our ownership percentage in NGHC from 15.4% to 13.2%. As a result of the stock issuance, we recognized a gain on sale of our equity investment of $14.7 million. In total, we recorded $28.4 million of income during the year ended December 31, 2014 related to our equity investment in NGHC.

Master Services Agreement

We provide NGHC and its affiliates information technology development services in connection with the development and licensing of a policy management system. We provide the license at a cost that is currently 1.25% of gross premiums written of NGHC and its affiliates plus our costs for development and support services. We provide the development services at a price of cost plus 20%. In addition, we provide NGHC and its affiliates printing and mailing services at a per piece cost for policy and policy related materials, such as invoices, quotes, notices and endorsements, associated with the policies we process for NGHC and its affiliates on the policy management system. We recorded approximately $25.6 million of fee income for the year ended December 31, 2014 related to this agreement.

Asset Management Agreement

One of our subsidiaries manages the assets of NGHC and certain of its subsidiaries, including the assets of reciprocal insurers managed by subsidiaries of NGHC, for an annual fee equal to 0.20% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for the preceding quarter is $1.0 billion or less and 0.15% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for that quarter is more than $1.0 billion. Our subsidiary managed approximately $1.4 billion of assets as of December 31, 2014 related to this agreement. As a result of this agreement, we earned approximately $2.0 million of asset management fees for the year ended December 31, 2014. The asset management fees were recorded as a component of service and fee income.

Investment in Life Settlement Contracts; Acquisition of Luxembourg Reinsurance Companies

We currently have a 50% ownership interest in each of four entities (“LSC Entities”) for the purpose of acquiring life settlement contracts, with a subsidiary of NGHC owning the other 50%. We provide certain actuarial and finance functions related to the LSC Entities, for which NGHC receives a benefit. As a result of this arrangement, the LSC Entities collectively paid us approximately $382,600 for these services for the year ended December 31, 2014.

In addition, in 2012 and 2013, employees of our Unique Risk division assisted NGHC with its purchase of three Luxembourg reinsurance companies. We charge NGHC our actual costs for employee time incurred for the acquisition and management of these Luxembourg reinsurance companies, plus a commission. During the year ended December 31, 2014, we were paid fees of $1.1 million for services rendered during 2013.

800 Superior, LLC

In 2011, we formed 800 Superior, LLC with a subsidiary of NGHC for the purposes of acquiring an office building in Cleveland, Ohio. We and NGHC each have a fifty percent ownership interest in 800 Superior, LLC. The cost of the building was approximately $7.5 million. We have been appointed managing member of the LLC. Additionally, in conjunction with our 13.2% ownership percentage of NGHC, we ultimately receive 57.7% of the profits and losses of 800 Superior, LLC.

In 2012, NGHC entered into an office lease with 800 Superior, LLC for approximately 134,000 square feet. The lease period is for 15 years and NGHC paid 800 Superior, LLC approximately $2.1 million for the year ended December 31, 2014. One of our subsidiaries also leases from 800 Superior, LLC space in the same office building for the same term and same base rent per square foot.

Lastly, in September 2012, 800 Superior, LLC received $19.4 million in net proceeds from a financing transaction we and NGHC entered into with Key Community Development Corporation (“KCDC”) related to a capital improvement project for the office building owned by 800 Superior, LLC. We, NGHC and KCDC collectively made capital contributions (net of allocation fees) and loans to 800 Superior NMTC Investment Fund II and 800 Superior NMTC Investment Fund I LLC (collectively, the “Investment Funds”) under a qualified New Markets Tax Credit (“NMTC”) program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the “Act”) and is intended to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their federal income taxes for up to 39% of qualified investments in the equity of community development entities (“CDEs”). CDEs are privately managed investment institutions that are certified to make qualified low-income community investments (“QLICIs”).

In addition to the capital contributions and loans from us, NGHC and KCDC, as part of the transaction, the Investment Funds received, directly and indirectly, proceeds of approximately $8.0 million through two loans originating from state and local governments of Ohio. These loans are each for a period of 15 years and have an average interest rate of 1.7% per annum. We and NGHC both serve as guarantors under these loans.

The Investment Funds then contributed the loan proceeds and capital contributions of $19.4 million to two CDEs, which, in turn, loaned the funds on similar terms to 800 Superior, LLC. The proceeds of the loans from the CDEs (including loans representing the capital contribution made by KCDC, net of allocation fees) will be used to fund the capital improvement project. As collateral for these loans, we granted a security interest in the assets acquired with the loan proceeds.

We and NGHC are each entitled to receive an equal portion of 49% of the benefits derived from the NMTCs generated by 800 Superior Investment Fund II LLC, while KCDC is entitled to the remaining 51%. The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code. During this seven years compliance period, the entities involved are required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in the projected tax benefits not being realized and, therefore, could require us to indemnify KCDC for any loss or recapture of NMTCs related to the financing until such time as the obligation to deliver tax benefits is relieved. We entered into an agreement with NGHC whereby they have agreed to indemnify us for serving as guarantor under the NMTC arrangement and contribute their portion of any payments required.

Sale of Personal Express Insurance Company

In April 2014, we completed the sale of Personal Express Insurance Company (“PEIC”), a California-domiciled property and casualty insurance carrier that offers retail personal lines insurance products in California, and its captive insurance agency Personal Express Insurance Services, Inc. (“PEIS” and, together with PEIC, the “Personal Express Companies”) to Integon National Insurance Company (“Integon’), a subsidiary of NGHC, for approximately $21.7 million. As a result of the sale, we recorded a gain on sale of approximately $6.6 million. The Personal Express Companies were wholly-owned subsidiaries of Sequoia Insurance Company, which is one of our wholly-owned subsidiaries.

ACP Re, Ltd. Agreements

ACP Re, Ltd. is a privately-held Bermuda reinsurance holding company formed by the Michael Karfunkel 2005 Grantor Retained Annuity Trust. ACP Re operates 10 insurance companies in the United States and Bermuda as a result of its merger (the “Merger”) with Tower Group International, Ltd. (“Tower”) during the third quarter of 2014. The following section describes the agreements in place between us and our subsidiaries and ACP Re and its subsidiaries.

Asset Management Agreement

A subsidiary of ours provides asset management services to ACP Re and certain of its subsidiaries at an annual rate of 0.20% of the average value of the invested assets under management, excluding investments in our stock, for the preceding calendar quarter if the average value of such assets for the quarter was $1 billion or less, or at an annual rate of 0.15% of the average value of invested assets under management, excluding investments in our stock, for the preceding calendar quarter if the average value of such assets for the quarter was greater than $1 billion. Our subsidiary managed approximately $53.7 million of assets as of December 31, 2014. We recorded approximately $0.2 million for these services for the year ended December 31, 2014.

Commercial Lines Master Agreement

On July 23, 2014, we and ACP Re entered into the Amended and Restated Commercial Lines Master Agreement (the “Master Agreement”), which provides for the implementation of the various transactions associated with the acquisition of Tower by ACP Re pursuant to the Merger, including entering into the agreements described below, all of which became effective on September 15, 2014. In addition, the Master Agreement requires us to pay ACP Re contingent consideration in the form of a three year earn-out (the “Contingent Payments”), payable semi-annually on the last day of January and July, of 3% of gross written premium of the Tower commercial lines business written or assumed by us following the Merger. The Contingent Payments to be made by us are subject to a maximum of $30.0 million, in the aggregate, over the three-year period. NGHC will pay contingent consideration to ACP Re on the same terms. As a result of entering into this agreement, we initially assigned a value of $26.2 million to the renewal rights, $0.7 million to goodwill, and $26.9 million to the contingent consideration, which is recorded as a component of accrued expense and other liability. In addition, as a result of the renewal rights transaction, we generated approximately $133.4 million of gross written premium for the year ended December 31, 2014.

Commercial Lines Reinsurance Agreements

TIC entered into the Commercial Lines Quota Share Reinsurance Agreement (the “CL Reinsurance Agreement”) with Tower’s ten statutory insurance companies (the “Tower Companies”) pursuant to which TIC reinsures 100% of all losses under the Tower Companies’ new and renewal commercial lines business written after September 15, 2014. The ceding commission payable by TIC under the CL Reinsurance Agreement is equal to the sum of (i) reimbursement of the Tower Companies’ acquisition costs in respect of the business covered, including commission payable to AmTrust North America, Inc., a subsidiary of ours (“ANA”), pursuant to the CL MGA Agreement described below, and premium taxes and (ii) 2% of gross written premium (net of cancellations and return premiums) collected pursuant to the CL MGA Agreement described below. The CL Reinsurance Agreement will remain in effect until termination of the CL MGA Agreement. We assumed $17.4 million of premium under the CL Reinsurance Agreement during the year ended December 31, 2014.

In connection with the execution of the CL Reinsurance Agreement, the Commercial Lines Cut-Through Quota Share Reinsurance Agreement, dated January 3, 2014, between TIC and the Tower Companies whereby TIC, through a 100% quota share, reinsured at least 60% of the Tower Companies’ then in-force commercial lines policies and most new and renewal commercial lines business from January 3, 2014 forward, was terminated on a run-off basis, with the reinsurance of all policies reinsured under that agreement remaining in effect. During the year ended December 31, 2014, TIC assumed $475.0 million of premium under the cut-

through reinsurance agreement. During the year ended December 31, 2014, we earned approximately $386.6 million of premium and incurred approximately $225.0 million of loss and loss adjustment expense, respectively, related to the cut-through reinsurance agreement. During the year ended December 31, 2014, we incurred approximately $91.5 million of commission expense and approximately $15.9 million of unallocated claims expense as part of the agreement. Additionally, we recorded approximately $8.9 million of prepaid claim expense as of December 31, 2014, which is reported as a component of other assets.

Commercial Lines MGA Agreement

ANA produces and manages all new and renewal commercial lines business written by the Tower Companies pursuant to the Commercial Lines Managing General Agency Agreement (the “CL MGA Agreement”). As described above, all post-September 15, 2014 commercial lines business written by the Tower Companies will be reinsured by TIC pursuant to the CL Reinsurance Agreement. The Tower Companies pay ANA a 10% commission on all business written pursuant to the CL MGA Agreement and reimburse ANA for commissions payable to agents producing such business. All payments by the Tower Companies to ANA pursuant to the CL MGA Agreement will be netted out of the ceding commission payable by TIC to the Tower Companies pursuant to the CL Reinsurance Agreement. The CL MGA Agreement has a term of ten years. We recorded $1.8 million of commission under the CL MGA Agreement during the year ended December 31, 2014. The commission income was recorded as a component of service and fee income.

Commercial Lines Administrative Services Agreement

ANA, the Tower Companies and CastlePoint Reinsurance Company, Ltd. (“CP Re”, a subsidiary of ACP Re) entered into the Commercial Lines LPTA Administrative Services Agreement (the “CL Administrative Agreement”) pursuant to which ANA administers the runoff of CP Re’s and the Tower Companies’ commercial lines business written prior to September 15, 2014 at cost. CP Re and the Tower Companies reimburse ANA for its actual costs, including costs incurred in connection with claims operations, out-of-pocket expenses, costs incurred in connection with any required modifications to ANA’s claims systems and an allocated portion of the claims service expenses paid by TIC to the Tower Companies pursuant to the CL Reinsurance Agreement. The CL Administrative Agreement will remain in effect until the first to occur of (i) the completed performance of all obligations and duties arising under the agreement, or (ii) mutual written consent. We did not receive any reimbursement as a result of the CL Administrative Agreement during the year ended December 31, 2014.

Stop-Loss and Retrocession Agreements

AII and National General Re, Ltd., a subsidiary of NGHC (“NG Re Ltd.”), as reinsurers, entered into a $250.0 million Aggregate Stop Loss Reinsurance Agreement (the “Stop-Loss Agreement”) with CP Re. AII and NG Re Ltd. also entered into an Aggregate Stop Loss Retrocession Contract (the “Retrocession Agreement”) with ACP Re pursuant to which ACP Re will reinsure the full amount of any payments that AII and NG Re Ltd. are obligated to make to CP Re under the Stop- Loss Agreement. Pursuant to the Stop-Loss Agreement, each of we and NGHC will provide, severally, $125.0 million of stop loss coverage with respect to the run-off of the Tower business written on or before September 15, 2014. The reinsurers’ obligation to indemnify CP Re under the Stop-Loss Agreement will be triggered only at such time as CP Re’s ultimate net loss related to the run-off of the pre-September 15, 2014 Tower business exceeds a retention equal to the Tower Companies’ loss and loss adjustment reserves and unearned premium reserves as of September 15, 2014. CP Re will pay AII and NG Re Ltd. total premium of $56.0 million on the five-year anniversary of the Stop-Loss Agreement. The premium payable by AII and NG Re Ltd. to ACP Re pursuant to the Retrocession Agreement will be $56.0 million in the aggregate, less a ceding commission of 5.5% to be retained by AII and NG Re Ltd.

Credit Agreement

We, AII, and NG Re Ltd. entered into a credit agreement (the “ACP Re Credit Agreement”) among us, as Administrative Agent, ACP Re and Tower, now a wholly-owned subsidiary of ACP Re, as the borrowers (collectively, the “Borrowers”), ACP Re Holdings, LLC, as Guarantor, and AII and NG Re Ltd., as Lenders,

pursuant to which the Lenders made a $250.0 million loan ($125.0 million made by each Lender) to the Borrowers. ACP Re used the proceeds of such loan to (i) finance the Merger, (ii) repay certain indebtedness of Tower and its related companies in connection with the Merger, and (iii) pay certain transaction costs and expenses incurred by the Borrowers in connection with the Merger.

The loan issued pursuant to the ACP Re Credit Agreement has a maturity date of September 15, 2021. Outstanding borrowings under the ACP Re Credit Agreement will bear interest at a fixed annual rate of 7%, payable semi-annually on the last day of January and July. Fees payable to us for our service as Administrative Agent include an annual fee equal to $30 thousand, plus reimbursement of costs, expenses and certain other charges. The obligations of the Borrowers are secured by (i) a first-priority pledge of 100% of the stock of ACP Re and ACP Re’s U.S. subsidiaries and 65% of the stock of certain of ACP Re’s foreign subsidiaries, and (ii) a first-priority lien on all of the assets of the Borrowers and Guarantor and certain of the assets of ACP Re’s subsidiaries (other than the Tower Companies).

The Borrowers have the right to prepay the amounts borrowed, in whole or in part. The Borrowers are required to prepay the amounts borrowed within thirty (30) days from the receipt of net cash proceeds received by ACP Re from (i) certain asset sales, (ii) the disposition of certain equity interests, (iii) the issuance or incurrence of certain debt, (iv) any dividend or distribution from Tower subsidiaries to ACP Re, (v) premiums and other payments received pursuant to the Retrocession Agreement, and (vi) any tax refunds, pension plan reversions, insurance proceeds, indemnity payments, purchase price adjustments (excluding working capital adjustments) under acquisition agreements, litigation proceeds and other similar receipts received by the Borrowers after the effective date of the ACP Re Credit Agreement, unless any of the foregoing proceeds (other than payments received pursuant to the Retrocession Agreement) are required for the ordinary course business operations of the Borrowers. The Borrowers are also required to deposit any excess cash flow (including payments under the Master Agreement) into a reserve account that also secures Borrowers’ obligations under the ACP Re Credit Agreement. Any funds in the reserve account after January 1, 2018 that exceed the amount of interest payable by the Borrowers for the remainder of the term of the ACP Re Credit Agreement must be applied by the Borrowers as a prepayment of principal under the ACP Re Credit Agreement.

The ACP Re Credit Agreement contains certain customary restrictive covenants (subject to negotiated exceptions and baskets), including restrictions on indebtedness, liens, acquisitions and investments, dispositions, creation of subsidiaries and restricted payments. There are also financial covenants that require ACP Re to maintain minimum current assets, a maximum leverage ratio, and a minimum fixed charge coverage ratio. If ACP Re fails to comply with the leverage ratio or fixed charge coverage ratio covenants as of any measurement date, the Borrowers may cure such breach by making a capital contribution to ACP Re sufficient to bring the Borrowers into compliance.

The ACP Re Credit Agreement also provides for customary events of default, with grace periods where appropriate, including failure to pay principal when due, failure to pay interest or fees within three business days after becoming due, failure to comply with covenants, breaches of representations and warranties, default under certain other indebtedness, certain insolvency, receivership or insurance regulatory events affecting the Borrowers, the occurrence of certain material judgments, certain amounts of reportable ERISA or foreign pension plan noncompliance events, a change in control of the Guarantor, any security interest created under the ACP Re Credit Agreement ceases to be in full force and effect, or if ACP Re defaults on its obligations under the Retrocession Agreement. Upon the occurrence and during the continuation of an event of default, we, as Administrative Agent, upon the request of any Lender, will declare the Borrowers’ obligations under the ACP Re Credit Agreement immediately due and payable and/or exercise any and all remedies and other rights under the ACP Re Credit Agreement.

As of December 31, 2014, we recorded $127.6 million of loan and related interest receivable, and total interest income of approximately $2.6 million for the year ended December 31, 2014 under the ACP Re Credit Agreement.

Corporate Office Lease Agreements

We have an office lease for our office space at 59 Maiden Lane in New York, New York with 59 Maiden Lane Associates, LLC, an entity that is wholly-owned by Michael Karfunkel and George Karfunkel. We currently lease 39,992 square feet of office space and the lease term is through May 2023. We paid approximately $1.9 million for the year ended December 31, 2014.

We lease 15,765 square feet of office space in Chicago, Illinois from 135 LaSalle Property, LLC, an entity that is wholly-owned by entities controlled by Michael Karfunkel and George Karfunkel. The lease term is through November 30, 2022. We paid approximately $444,000 for this lease for the year ended December 31, 2014.

Use of Company Aircraft

We and our wholly-owned subsidiary, AmTrust Underwriters, Inc. (“AUI”), are each a party to aircraft time share agreements with each of Maiden and NGHC. The agreements provide for payment to us or AUI for usage of their respective company-owned aircraft and to cover actual expenses incurred and permissible under federal aviation regulations, including travel and lodging expenses of the crew, in-flight catering, flight planning and weather contract services, ground transportation, fuel, landing and hanger fees, and airport taxes, among others. Neither we nor AUI charges Maiden or NGHC for the fixed costs that would be incurred in any event to operate the aircrafts (for example, aircraft purchase costs, insurance and flight crew salaries). During the year ended December 31, 2014, Maiden paid AUI $26,000, and NGHC paid AUI $133,000, for the use of AUI’s aircraft under these agreements. During the year ended December 31, 2014, Maiden paid us $26,000 for the use of our aircraft.

In addition, for personal travel, Barry Zyskind and Michael Karfunkel each entered into an aircraft reimbursement agreement with us and, since entering into such agreements, have fully reimbursed us for the incremental cost billed by us for their personal use of the company-owned aircraft. Mr. Zyskind reimbursed us $235,000 for his personal use of our aircraft during the year ended December 31, 2014. Mr. Karfunkel did not use the aircraft for personal use in 2014.

Family Relationships

Tristan Caviet, son of Max Caviet, is employed as head of special risks with AEL, one of our subsidiaries. Natalie Caviet, daughter of Max Caviet, is employed as a liability underwriter with AEL. Neither person is one of our executive officers. The compensation, perquisites and benefits we provide to them are substantially comparable to those provided to other employees with similar qualifications, responsibilities and experience. During the year ended December 31, 2014, Tristan Caviet earned a salary and bonus of £137,995 ($214,955) and Natalie Caviet earned a salary and bonus of £123,375 ($192,181). They are also eligible for equity awards on the same basis as other employees.

ADDITIONAL MATTERS

Shareholders’ Proposals for the 2016 Annual Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2016 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attn: Corporate Secretary, on or before December 9, 2015, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2016 Annual Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before February 22, 2016. If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including audited financial statements, is being sent to all our shareholders with this Notice of Annual Meeting of Shareholders and Proxy Statement on or about April 7, 2015.

Householding of Annual Meeting Materials

If you are a shareholder who has chosen “householding” of our proxy statements and annual reports, this means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: AmTrust Financial Services, Inc. 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attn: Corporate Secretary, telephone 646-458-7913. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.

Other Business

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

APPENDIX A

AMENDED AND RESTATED

AMTRUST FINANCIAL SERVICES, INC.

2007 EXECUTIVE PERFORMANCE PLAN

1. PURPOSE.

The purposes of the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan (the “Plan”) are to enable AmTrust Financial Services, Inc. and its subsidiaries to attract, retain, motivate and reward qualified executive officers and key employees by providing them with the opportunity to earn incentive compensation linked to the Company’s performance. The Plan contains provisions intended to allow such incentives to be structured in a manner that qualifies for the performance-based exception to Section 162(m) of the Internal Revenue Code.

2. DEFINITIONS.

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

(a)     “Board” shall mean the Board of Directors of the Company.

(b)     “Committee” shall mean the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof comprised of two or more directors each of whom is an “outside director” within the meaning of Section 162(m).

(c)     “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(d)     “Company” shall mean AmTrust Financial Services, Inc.

(e)     “Participant” shall mean those executive officers and key employees of the Company or a Subsidiary designated by the Committee as participants under the Plan.

(f)     “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m).

(g)     “Performance Period” shall mean the fiscal year of the Company or such other period as may be determined by the Committee.

(h)     “Plan” shall mean the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan, as set forth herein and as it may be amended from time to time.

(i)     “Section 162(m)” shall mean Section 162(m) of the Code.

(j)     “Subsidiary” shall mean and include any corporation which is included in the affiliated group of the Company, as such term is defined in Section 1504 of the Code, without regard to Section 1504(b), provided, however, that a corporation which itself has capital stock which is publicly held shall not be considered a “Subsidiary.”

3. ADMINISTRATION.

The Committee shall administer and interpret the Plan. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

4. TERMS AND CONDITIONS OF INCENTIVES.

4.1 ESTABLISHMENT OF PERFORMANCE OBJECTIVES AND INCENTIVE OPPORTUNITY.

Within 90 days after the commencement of each Performance Period (or by such earlier time as may be required for performance-based compensation under Section 162(m)), the Committee shall establish written performance objectives and a cash incentive opportunity for each Participant chosen to receive an incentive for such Performance Period. At the time of setting the performance objectives, the Committee shall specify the formula to be used in calculating each of the criteria on which an incentive is based and their relative weights. The incentive opportunity may be expressed as an amount of cash, a percentage of salary or another fixed or determinable amount, subject in all cases to the limitations on maximum incentives payable pursuant to Section 4.3 hereof. The Committee may also specify a minimum acceptable level of achievement of the relevant performance objectives, as well as one or more additional levels of achievement, and a formula to determine the percentage of the incentive opportunity earned by the Participant upon attainment of each such level of achievement. The performance objectives and incentive opportunity relating to any particular incentive need not be the same as those relating to any other incentive, whether made at the same or a different time.

4.2 PERFORMANCE OBJECTIVE CRITERIA.

The performance objectives for Participants shall be based on one or more of the following objectively measured financial and operational criteria (the “Section 162(m) Criteria”) as determined by the Compensation Committee:

•	Earnings per share
•	Operating earnings per common share (either basic or diluted)
•	Gross income
•	Gross or net revenue
•	Premiums collected and new annualized premium
•	Premium growth
•	Pre-tax profits
•	Expenses
•

Earnings or net Income Measures, including earnings from operations, earnings before interest and/or taxes, and or deprecation, statutory earnings before realized gains or losses, or net income available to common shareholders

•	After tax net income
•	Operating income
•	Investment income
•	Combined ratio, loss ratio or other financial ratios
•	Operating margin or profit margin
•	Book value
•	Operations and maintenance expenses
•	Capital expenditures
•	Revenue
•	Return on equity, tangible equity, investment capital or assets
•	Internal rate of return

•	Cash flow
•	Economic value created
•	Stock price or total stockholder return
•	Customer satisfaction, customer complaint count
•

Strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost targets (including cost of capital), employee satisfaction management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Section 162(m) Criteria may, as the Committee, in its sole discretion deems appropriate, (i) be measured with respect to the performance of the Company and/or one or more of its Subsidiaries, affiliates, divisions, departments, units, joint ventures, partnerships or minority investments, product lines or products; (ii) be based on the performance of an individual Participant; (iii) be compared to the performance of a group of comparable companies or a published or special index; (iv) be compared to or relate to one or more other Section 162(m) Criteria; and (v) be determined by any combination of the foregoing.

At the time the Committee establishes the written performance objective(s) under this Section 4.2, the Committee may provide that such performance objective(s) shall include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) changes in tax laws, accounting principles or other laws or provisions; (d) reorganization or restructuring programs; (e) acquisitions or divestitures; (f) foreign exchange gains and losses; or (g) gains and losses that are treated as extraordinary items or items that are unusual in nature or infrequent in occurrence under Accounting Standards Codification Topic 225.

4.3 EARNING OF INCENTIVE, INDIVIDUAL MAXIMUM.

Promptly after the date on which the necessary information for a particular Performance Period becomes available, the Committee shall determine the extent to which the incentive opportunity for such Performance Period has been earned through the achievement of the relevant performance objectives by each Participant who was granted an incentive for such Performance Period. At its discretion, unless a Participant’s employment agreement provides otherwise, the Committee may reduce, but not increase, a Participant’s earned incentive, including a reduction to zero. The Committee shall certify in writing the earned incentives adjusted for any discretionary reductions. Notwithstanding the terms of any incentive, the maximum incentive payable under this Plan to any one Participant for any one Performance Period shall not exceed $6 million.

4.4 PAYMENT OF INCENTIVES.

After the Committee’s written certification of the incentives payable to each Participant with respect to a Performance Period, any such incentives shall be paid to the Participant in cash in a lump sum as soon as practicable, but in no event later than two and one-half months after the end of such Performance Period.

4.5 DEATH, DISABILITY OR OTHER TERMINATION OF EMPLOYMENT.

If prior to the last day of a Performance Period for which an incentive is payable, a Participant’s employment terminates as a result of the Participant’s death or disability, such Participant shall receive an incentive equal to the amount the Participant would have received as an incentive if such Participant had remained an employee through the end of the Performance Period, based upon actual achievement of the applicable Section 162(m) Criteria, multiplied by a fraction, the numerator of which is the number of days that elapsed during the Performance Period in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the number of days in the full

Performance Period (a “pro rata incentive”). If a Participant’s employment terminates for any other reason during a Performance Period, then no incentive shall be payable to the Participant for such Performance Period, provided, that at its discretion, the Committee may determine to pay such Participant up to a pro rata incentive.

4.6 FORFEITURE AND RECOUPMENT.

Each incentive opportunity granted and each incentive paid under the Plan shall be subject to forfeiture or recoupment, respectively, pursuant to the terms of any applicable compensation recovery policy adopted by the Company as in effect from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by any stock exchange upon which the Company’s shares may be listed from time to time.

5. GENERAL PROVISIONS.

5.1 EFFECTIVENESS OF THE PLAN.

The Plan was originally adopted effective with respect to Performance Periods (or partial Performance Periods) beginning on or after January 1, 2007.

5.2 AMENDMENT AND TERMINATION.

The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Participants as performance-based compensation under Section 162(m).

5.3 NO RIGHT OF CONTINUED EMPLOYMENT.

Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

5.4 NO LIMITATION TO CORPORATION ACTION.

Nothing in this Plan shall preclude the Committee or the Board, as each or either shall deem necessary or appropriate, from authorizing the payment of compensation outside the parameters of the Plan, including, without limitation, base salaries, incentives under any other plan of the Company and/or its Subsidiaries (whether or not approved by shareholders), any other incentives (whether or not based on the attainment of performance objectives) and retention or other special payments.

5.5 NONALIENATION OF BENEFITS.

Except as expressly provided herein, no Participant shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan except by will or the laws of descent and distribution.

5.6 TAXES AND WITHHOLDING.

The Company and its Subsidiaries shall have the right to deduct from all incentive payments made to any person under the Plan any federal, state, local or other taxes and deductions as required by law which, in the opinion of the Company or Subsidiary are required to be withheld with respect to such payments. The Company intends that each incentive opportunity under the Plan will be exempt from or comply with the requirements of Section 409A of the Code, and the Plan shall be interpreted and administered in accordance with such intent.

Although the Company and its Subsidiaries will use reasonable efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of incentive opportunities under the Plan is not warranted or guaranteed. Neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of the Plan or an incentive opportunity granted hereunder.

5.7 SEVERABILITY.

If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

5.8 GOVERNING LAW.

The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

5.9 HEADINGS.

Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

As approved by the AmTrust Financial Services, Inc. Board of Directors on April 24, 2007, and shareholders on June 14, 2007.

As amended by the Compensation Committee of the AmTrust Financial Services, Inc. Board of Directors on March 22, 2010 and approved by and shareholders on May 14, 2010.

As amended by the Compensation Committee of the AmTrust Financial Services, Inc. Board of Directors on February 24, 2015.

PROXY

AMTRUST FINANCIAL SERVICES, INC.

Annual Meeting of Shareholders to be held May 20, 2015

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephen Ungar and Barry D. Zyskind as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of AmTrust Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 59 Maiden Lane, 43rd Floor, New York, New York 10038, on Wednesday, May 20, 2015 at 10:00 a.m. (Eastern Time), and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

AMTRUST FINANCIAL SERVICES, INC.

May 20, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and annual report

are available at https://www.proxydocs.com/AFSI

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED FOR

DIRECTORS IN PROPOSAL 1 and “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐ FOR ALL NOMINEES	O Donald T. DeCarlo
O Susan C. Fisch
O Abraham Gulkowitz
O George Karfunkel
O Michael Karfunkel
O Jay J. Miller
O Barry D. Zyskind

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Approval of the Amended and Restated AmTrust Financial Services, Inc. 2007 Executive Performance Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

_____________________________	_______________	_____________________________	______________
Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.